Exhibit 2.1

ARRANGEMENT AGREEMENT

Dated as of December 23, 2010

BY AND BETWEEN

MAGNUM HUNTER RESOURCES CORPORATION

AND

NGAS RESOURCES, INC.

TABLE OF CONTENTS

Page
ARTICLE 1
DEFINITIONS
1

1.1	Certain Defined Terms	1

ARTICLE 2
THE ARRANGEMENT
11
2.1	Plan of Arrangement	11
2.2	Interim Order and Company Meeting	12
2.3	Effective Date	12
2.4	Closing	13
2.5	Final Order	13
2.6	Management and Board of Directors	13

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
14
3.1	Organization, Standing and Power; Subsidiaries	14
3.2	Capitalization	15
3.3	Authority	17
3.4	Regulatory Matters; Reports	18
3.5	Financial Statements	20
3.6	Undisclosed Liabilities	21
3.7	Compliance with Applicable Law; Permits	22
3.8	Legal Proceedings	22
3.9	Taxes	22
3.10	Certain Agreements	25
3.11	Benefit Plans	27
3.12	Severance and Change of Control Agreements	29
3.13	Absence of Certain Changes or Events	29
3.14	Board Approval	30
3.15	Intellectual Property	30
3.16	Properties	30
3.17	Environmental Matters	31

i

3.18	Labor and Employment Matters	32
3.19	Insurance	32
3.20	Title to Oil and Gas Interests	32
3.21	Oil and Gas Operations	33
3.22	Production Allowables and Production Penalties	33
3.23	Lease Provisions	33
3.24	Sale Contracts	34
3.25	Drilling Partnerships	34
3.26	Consents; Preferential Rights	34
3.27	AFEs	35
3.28	Imbalances	35
3.29	Plugging and Abandonment	35
3.30	No Expenses Owed and Delinquent	35
3.31	Payout Balances	35
3.32	Condition of Personalty	35
3.33	Revenues	36
3.34	Gold and Silver Mine Letter of Intent	36
3.35	Non-Arm’s Length Transactions	36
3.36	Opinion of Financial Advisor; Brokers	36
3.37	Full Disclosure	36
3.38	Taxable Transaction	36
3.39	Central Bank Promissory Note	36
3.40	No Additional Representations	37

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
37
4.1	Organization, Standing and Power	37
4.2	Capital Structure	38
4.3	Authority	39
4.4	SEC Documents	39
4.5	Compliance with Applicable Laws and Reporting Requirements	40
4.6	Legal Proceedings	40
4.7	Non-contravention	40
4.8	Absence of Certain Changes or Events	40

4.9	No Shareholder Vote Required	41
4.10	Brokers or Finders	41
4.11	Financing	41
4.12	Acquiror Common Stock	41

ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS
41
5.1	Covenants of the Company	41
5.2	Control of Company’s Business	45
5.3	Advice of Changes; Government Filings	45

ARTICLE 6
ADDITIONAL AGREEMENTS
46
6.1	Proxy Circular and Company Meeting	46
6.2	Amendments	48
6.3	Final Order	48
6.4	Filing to Effect Arrangement	48
6.5	Copy of Documents	48
6.6	Access to Information; Confidentiality	49
6.7	Reasonable Best Efforts	49
6.8	No Solicitation	51
6.9	Fees and Expenses	54
6.10	Indemnification	55
6.11	Public Announcements	55
6.12	Amendments to Severance and Change of Control Agreements	56
6.13	Compliance with 409A	56
6.14	Delaware Continuance	57
6.15	Employee Benefits	57
6.16	Company Options and Warrants	57
6.17	Opinion of Financial Advisor; Brokers	58
6.18	Preferential Rights	58
6.19	Seminole Agreements	58
6.20	Bank Extension	58
6.21	Additional Agreements	59

ARTICLE 7
CONDITIONS PRECEDENT
58
7.1	Conditions to Each Party’s Obligation to Effect the Arrangement	59
7.2	Conditions to Obligations of Acquiror	60
7.3	Conditions to Obligations of the Company	62

ARTICLE 8
TERMINATION AND AMENDMENT
63
8.1	Termination	63
8.2	Effect of Termination	65
8.3	Amendment	67
8.4	Amendment to the Plan of Arrangement	67
8.5	Extension; Waiver	67

ARTICLE 9
GENERAL PROVISIONS
67
9.1	Non-survival of Representations, Warranties and Agreements	67
9.2	Notices	67
9.3	Interpretation	68
9.4	Counterparts	69
9.5	Entire Agreement; No Third Party Beneficiaries	69
9.6	Governing Law	69
9.7	Severability	69
9.8	Assignment	69
9.9	Submission to Jurisdiction	69
9.10	Enforcement	70
9.11	WAIVER OF JURY TRIAL	70

THIS ARRANGEMENT AGREEMENT dated as of December 23, 2010 (this “Agreement”) by and between Magnum Hunter Resources Corporation, a corporation existing under the laws of Delaware (“Acquiror”) and NGAS Resources, Inc., a company existing under the laws of British Columbia (the “Company” and together with Acquiror, the “Parties”).

W I T N E S S E T H:

WHEREAS, each of the respective Boards of Directors of Acquiror and the Company has approved, and deemed it advisable and in the best interests of its shareholders to implement the acquisition by Acquiror of all of the issued and outstanding Company Shares, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Parties intend to carry out the transactions contemplated herein by way of a plan of arrangement under the provisions of the BCBCA;

WHEREAS, as an inducement and condition to Acquiror entering into this Agreement, certain shareholders of the Company are entering into support agreements with Acquiror, substantially in the form attached hereto as Exhibit A, simultaneously with the execution of this Agreement (the “Support Agreements”), whereby, among other things, such shareholders have agreed, upon the terms and subject to the conditions set forth therein, (i) to vote all voting securities of the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Arrangement and the transactions contemplated by this Agreement and (ii) to support actions necessary to consummate the Arrangement;

WHEREAS, Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Arrangement and also to prescribe certain conditions precedent; and

WHEREAS, the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such Arrangement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“6% Amortizing Convertible Notes” means the Company’s outstanding 6% convertible notes due May 1, 2012 that were issued in January 2010 and had an initial aggregate principal amount of $28.7 million.

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Common Stock” means common stock, par value U.S.$0.01 per share, of Acquiror.

“Acquiror Credit Facility” means the Amended and Restated Credit Agreement dated February 12, 2010, as amended (and related documents), among Acquiror, the guarantors party thereto, the lenders party thereto, Bank of Montreal, as Administrative Agent, and Capital One, N.A., as Syndication Agent.

“Acquiror Disclosure Schedule” shall have the meaning set forth in Article 4.

“Acquiror Information” means the information to be included in the Proxy Circular describing Acquiror and its business, operations and affairs.

“Acquiror Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of Acquiror and its Subsidiaries, taken as a whole, excluding any such change, event, violation, development, circumstance, effect or other matter resulting from or arising out of (i) any adverse effect (including any loss of or adverse change in the relationship of Acquiror with its employees, customers, distributors, licensors, partners, suppliers or similar relationship) arising out of or related to the announcement, pendency or consummation of the Arrangement, (ii) changes in the financial or securities markets or general economic or political conditions in the world (so long as the Acquiror and its Subsidiaries are not materially and disproportionately affected thereby), (iii) general conditions in the industry in which Acquiror operates (so long as the Acquiror and its Subsidiaries are not materially and disproportionately affected thereby), (iv) any changes (after the date hereof) in GAAP or any Laws, (v) the commencement, occurrence or continuation of any war, armed hostility or act of terrorism, (vi) any failure of Acquiror to take any action as a result of restrictions or other prohibitions pursuant to this Agreement, (vii) any failure of Acquiror to meet internal or analysts’ expectations or projections (provided that the underlying cause of any such failure may be considered in determining whether there has been an Acquiror Material Adverse Effect), (viii) any changes in the price of oil or natural gas, (ix) any Proceeding made or brought by any third party other than a Governmental Entity arising out of or related to this Agreement or any of the transactions contemplated hereby, or (x) the taking of any action, or failure to take action, to which the Company has consented or approved in writing, or (b) the ability of Acquiror to consummate the Arrangement or any of the other transactions contemplated by this Agreement.

“Acquiror Options” shall have the meaning set forth in Section 4.2(a).

“Acquiror Permits” shall have the meaning set forth in Section 4.5(a).

“Acquiror Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Acquiror SEC Documents” shall have the meaning set forth in Section 4.4.

“Acquiror Warrants” shall have the meaning set forth in Section 4.2(a).

“Acquisition Proposal” shall have the meaning set forth in Section 6.8(i).

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Canadian Securities Laws,” in the context that refers to one or more Persons, means, collectively, and as the context may require, the securities legislation of each of the provinces and territories of Canada including the rules of any applicable stock exchange, and the rules, regulations and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Effective Date that apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Applicable Laws,” in the context that refers to one or more Persons, means the Laws that apply to and are binding on such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Arrangement” means the arrangement under the provisions of sections 288 to 299 of the BCBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith or in accordance with Section 2.1 of this Agreement or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the special resolution in respect of the Arrangement to be considered at the Company Meeting.

“Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Bank Waiver” means the Limited Waiver Agreement and Fifth Amendment to the Credit Agreement, dated November 19, 2010, and First Amendment to Limited Waiver Agreement, dated December 14, 2010, as subsequently amended or modified from time to time, which amended the Company Credit Agreement.

“BCBCA” means the Business Corporation Act (British Columbia), as amended, and the rules, regulations and policies made thereunder.

“Benefit Plans” shall have the meaning set forth in Section 3.11(a).

“Business Day” means any day other than a day on which banks in the Province of British Columbia or the State of Texas are required or authorized by Applicable Law to be closed.

“CBT Note” shall have the meaning set forth in Section 3.39.

“Change in Company Board Recommendation” shall have the meaning set forth in Section 6.1(l).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning set forth in the Preamble.

“Company Balance Sheet Date” shall have the meaning set forth in Section 3.6.

“Company Benefit Plan” shall have the meaning set forth in Section 3.11(a).

“Company Board Recommendation” shall have the meaning set forth in Section 3.14.

“Company Capitalization Date” shall have the meaning set forth in Section 3.2(a).

“Company Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of May 30, 2008, as subsequently amended, by and among the Company, NGAS Production Co., KeyBank National Association, as administrative agent for the lenders thereto, and the lenders named therein.

“Company Disclosure Schedule” shall have the meaning set forth in Article 3.

“Company Drilling Commitments” shall have the meaning set forth in Section 3.23.

“Company ERISA Affiliate” shall have the meaning set forth in Section 3.11(a).

“Company Financial Advisor” shall have the meaning set forth in Section 3.36.

“Company Financial Statements” means the financial statements and related notes contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the SEC.

“Company Governing Documents” means the articles and notice of articles of the Company.

“Company Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of the Company or any of its Subsidiaries, individually or taken as a whole, excluding any such change, event, violation, development, circumstance, effect or other matter resulting from or arising out of (i) any adverse effect (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners, suppliers or similar relationship) arising out of or related to the announcement, pendency or consummation of the Arrangement, (ii) changes in the financial or securities markets or general economic or political conditions in the world (so long as the Company or any of its Subsidiaries is not materially and disproportionately affected thereby), (iii) general conditions in the industry in which the Company and its Subsidiaries operate (so long as the Company or any of its Subsidiaries is not materially and disproportionately affected thereby), (iv) any changes (after the date hereof) in GAAP or any Laws, (v) the commencement, occurrence or continuation of any war, armed hostility or act of terrorism, (vi) any failure of the Company and its Subsidiaries to take any action as a result of restrictions or other prohibitions pursuant to this Agreement, (vii) any failure of the Company to meet internal or analysts’ expectations or projections (provided that the underlying cause of any such failure may be considered in determining whether there has been a Company Material Adverse Effect), (viii)  any change in the price of oil or natural gas, (ix) any Proceeding made or brought by a Company shareholder (including on such holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby, or (x) the taking of any action, or failure to take action, to which Acquiror has consented or approved in writing, (b) the ability of the Company or its Subsidiaries to consummate the Arrangement or any of the other transactions contemplated by this Agreement, or (c) Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company following the Effective Time.

“Company Meeting” means the special meeting of Company Shareholders to be held to consider the Arrangement Resolution and any related matters, and any adjournment thereof.

“Company Options” shall have the meaning set forth in Section 3.2(a).

“Company Permitted Liens” means (A) statutory Liens securing payments not yet due or payments which are being properly contested by the Company or one of its Subsidiaries in good faith and by proper legal Proceedings and for which adequate reserves related thereto are maintained on the Company Financial Statements, (B) such imperfections, defects or irregularities of title, and easements as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, and (C) Liens expressly referred to in the Company Financial Statements (except such Liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of the Company Financial Statements).

“Company Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Company Regulatory Agreement” shall have the meaning set forth in Section 3.4(b).

“Company Reserve Reports” means the U.S. and Canadian reserve reports evaluating the proved reserves of the Company and its Subsidiaries, dated February 11, 2010 and prepared by Wright & Company, Inc., and dated September 1, 2010 and November 12, 2010 and prepared by the Company, and provided to Acquiror by the Company.

“Company Shares” means all of the shares of common stock, no par value, of the Company.

“Company Shareholders” means the registered holders of Company Shares from time to time.

“Company SEC Documents” shall have the meaning set forth in Section 3.4(c).

“Company Warrants” shall have the meaning set forth in Section 3.2(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.6(b).

“Continuing Employees” shall have the meaning set forth in Section 6.15(a).

“Contract” means a note, bond, mortgage, indenture, deed of trust, license, lease, franchise, Permit, agreement, arrangement, commitment, understanding, bylaw, contract or other instrument or obligation.

“Conversion Period” shall have the meaning set forth in Section 3.2(a).

“Court” means the Supreme Court of British Columbia.

“CSA” means the Canadian Securities Administrators.

“Damages Fee” shall have the meaning set forth in Section 8.2(b).

“Derivative Agreement” shall have the meaning set forth in Section 5.1(a).

“Drilling Partnership” shall have the meaning set forth in Section 3.25.

“Effective Date” means the date set by Acquiror and the Company as being the effective date in respect of the Arrangement, which shall be the Closing Date, which date should occur after the date on which the last of all documents necessary to effect the Arrangement have been filed with the Registrar.

“Effective Time” means 12:01 a.m., Vancouver, British Columbia time on the Effective Date.

“Environmental Claim” shall have the meaning set forth in Section 3.17(a).

“Environmental Laws” shall have the meaning set forth in Section 3.17(a).

“Environmental Permits” shall have the meaning set forth in Section 3.17(a).

“ERISA” shall have the meaning set forth in Section 3.11(a).

“Exchange” means the NYSE Amex, the New York Stock Exchange or any other national exchange on which the Acquiror Common Stock is listed.

“Exchange Act” shall have the meaning set forth in Section 4.3(c).

“Final Order” means the order of the Court approving the Arrangement pursuant to clause 291(4)(a) of the BCBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

“GAAP” means U.S. generally accepted accounting principles or, for the Company’s fiscal periods ended on and before December 31, 2005, Canadian generally accepted accounting principles.

“Gold and Silver Mine Disposition” shall have the meaning set forth in Section 3.34.

“Governmental Entity” shall have the meaning set forth in Section 3.3(c).

“Hydrocarbon” means any oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbon.

“Indemnified Party” shall have the meaning set forth in Section 6.10(a).

“Injunction” shall have the meaning set forth in Section 7.1(g).

“Intellectual Property” means all U.S. and foreign (a) patents, and patentable inventions; (b) copyrights; (c) trademarks, service marks, trade names, trade dress and the goodwill of the business associated therewith; (d) trade secrets, proprietary know-how and confidential information and (e) applications and registrations for any of the foregoing, and rights to obtain renewals, extensions, continuations, continuations-in-part, divisions or similar proceedings.

“Interim Order” means the interim order of the Court under subsection 291(2) of the BCBCA containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

“Intervening Event” shall have the meaning set forth in Section 6.8(f).

“Knowledge” means, with respect to either Party, the (i) actual knowledge of such Party’s chief executive officer, president or chief financial officer and (ii) the knowledge a prudent individual in such a position could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensible investigation regarding the accuracy of such Party’s representations and warranties or would otherwise become aware in the ordinary course of his or her duties.

“Laws” means all laws, statutes, regulations, by-laws, statutory rules, Orders, ordinances, protocols, codes, guidelines, notices, directions (including all Applicable Canadian Securities Laws and U.S. Securities Laws), and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NASDAQ and the Exchange, as applicable).

“Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Mineral Leases or production therefrom, that are legally binding and enforceable at law or in equity.

“Lien” means any mortgage, pledge, security interest, deed of trust, encumbrance, covenant, condition, restriction, option, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code or any comparable statute of any other applicable jurisdiction, including, but not limited to, the Personal Property Security Act (British Columbia).

“Matching Agreement” shall have the meaning set forth in Section 6.8(g).

“Material Contract” shall have the meaning set forth in Section 3.10(a).

“Mineral Leases” means all oil and gas leases including any leaseholds, record title and operating rights, royalty interests or overriding royalty interests owned by the Company or any Subsidiary of the Company in such leases and all farmout, participation, and other joint venture agreements providing for the assignment of Oil and Gas Interests to the Company or any Subsidiary of the Company by a counterparty to such an agreement.

“Modified Superior Proposal” shall have the meaning set forth in Section 6.8(g).

“NASDAQ” shall have the meaning set forth in Section 3.3(c).

“Net Revenue Interest” means the decimal ownership of the lessee, farmee or other assignee in production from a Mineral Lease or Well, after deducting all applicable Lease Burdens.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(g).

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, leasehold, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and Orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Order” means any judgment, order, stipulation, arbitration, decision, award, injunction, decree or regulatory restriction of any court or Governmental Entity, federal, foreign, provincial, state or local.

“Ownership Interests” means the ownership interests of the Company and its Subsidiaries in their proved and probable reserves.

“Parties” shall have the meaning set forth in the Preamble.

“Permit” means any and all permits, licenses, authorizations, certificates, franchises, registrations or other approvals granted by any Governmental Entity.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan of Arrangement” means the plan of arrangement under the BCBCA substantially in the form and content of Exhibit B attached hereto pursuant to which Acquiror will, directly or indirectly, acquire all of the issued and outstanding Company Shares on the terms and conditions described herein, as such plan of arrangement may be amended or supplemented from time to time in accordance with the terms hereof and thereof.

“Proceeding” means any suit, claim, litigation, arbitration, action, proceeding (including any civil, criminal, governmental, enforcement, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Proxy Circular” means the information circular and proxy statement to be prepared and sent to the Company Shareholders as is required pursuant to the Interim Order and Applicable Laws in connection with the Company Meeting.

“Registrar” means the registrar appointed pursuant to section 400 of the BCBCA.

“Required Company Vote” shall have the meaning set forth in Section 2.2(d).

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.1(f).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.2(d).

“Seminole” means Seminole Energy Services, L.L.C., an Oklahoma limited liability company and Seminole Gas Company, L.L.C., an Oklahoma limited liability company.

“Seminole Agreements” means the definitive agreements to be entered into by and among Acquiror, the Company, certain of the Company’s Subsidiaries, and Seminole as contemplated by the Seminole Letter of Intent.

“Seminole Letter of Intent” means the Letter of Intent, dated as of December 23, 2010, among the Acquiror, the Company, NGAS Production Co. and Seminole.

“SOX” means the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder.

“Subsidiary,” when used with respect to any Party, means any corporation or other organization, whether incorporated or unincorporated, (x) of which such Party or any direct or indirect Subsidiary of such Party is a general partner, (y) at least a majority of the securities or other interests of which, that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or (z) over which such Party exercises control, is directly or indirectly owned or controlled by such Party or by any one or more of its direct or indirect Subsidiaries, or by such Party and one or more of its direct or indirect Subsidiaries.  For the avoidance of doubt, the Drilling Partnerships shall be considered Subsidiaries of the Company.

“Superior Proposal” shall have the meaning set forth in Section 6.8(j).

“Support Agreement” shall have the meaning set forth in the recitals.

“Takeover Statute” means the restrictions on “business combinations” contained in the BCBCA (if any) or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law.

“Tax” (including, with correlative meaning, the term “Taxes”) means (i) all Canadian and U.S. federal, state, provincial, local, territorial and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, production, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, including any applicable Canadian pension plan and provincial pension plan contributions, unemployment insurance premiums and workers’ compensation premiums, together with any installments with respect thereto and all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii) and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

“Tax Authority” (including, with correlative meaning, the term “Taxing Authorities”)  means the United States Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, election form, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person or group other than the Company, Acquiror or any affiliate thereof.

“Third Party Beneficiaries” shall have the meaning set forth in Section 6.10(b).

“Transaction Consideration” means 0.0846 shares of Acquiror Common Stock per Company Share, subject to adjustment as provided in the Plan of Arrangement.

“Transaction Expenses” shall have the meaning set forth in Section 8.2(c).

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under Title 26 of the United States Code of Federal Regulations.

“U.S. Securities Laws” means the federal and state securities legislation of the United States and all rules, regulations and Orders promulgated thereunder, as amended from time to time.

“Violation” shall have the meaning set forth in Section 3.3(b).

“Voting Debt” shall have the meaning set forth in Section 3.2(b).

“Wells” means all of the oil, gas, disposal and injector wells in which the Company or any of its Subsidiary has a Working Interest, royalty interest, overriding royalty interest or any other interest entitling the Company or any of its Subsidiaries to a share of production from such wells.

“Working Interest” means that interest that bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Mineral Lease and the Wells associated therewith, that the lessee, farmee or assignee under a Mineral Lease is required to bear and pay by reason thereof, expressed as a decimal.

ARTICLE 2

THE ARRANGEMENT

2.1           Plan of Arrangement.

(a)           The Parties agree to carry out the Arrangement in accordance with the Plan of Arrangement, substantially in the form and content of Exhibit B attached hereto, pursuant to which (among other things) Acquiror will acquire all of the Company Shares and the Company Shareholders shall receive, for each Company Share held, the Transaction Consideration.  The Parties hereby covenant and agree, if and as required, to amend the Plan of Arrangement, as may be necessary or desirable in order to implement the transactions contemplated hereby.  No certificates representing fractional shares of Acquiror Common Stock shall be issued under the Arrangement.  In lieu of any fractional share of Acquiror Common Stock, each Company Shareholder otherwise entitled to a fractional interest in Acquiror Common Stock shall receive the nearest whole number of shares of Acquiror Common Stock (with fractions equal to exactly 0.5 being rounded up).

(b)           As soon as is reasonably practicable after the date of execution of this Agreement, the Company will file, proceed with and diligently prosecute, and Acquiror shall assist with, an application for an Interim Order on terms and conditions acceptable to Acquiror, acting reasonably, providing for, among other things, the calling and holding of the Company Meeting for the purpose of considering and approving the Arrangement Resolution at the Company Meeting.  The Company shall not file the Interim Order without the prior approval of Acquiror, which shall not be unreasonably withheld or delayed.  The Company shall provide Acquiror with reasonable opportunity to review and comment upon drafts of all material to be filed by the Company with the Court, the Registrar, or any securities regulatory authority in connection with the Arrangement (including the Proxy Circular) prior to the service (if applicable) and/or filing of that material and give reasonable consideration to such comments.  The Company shall name Acquiror as a respondent to the application and the motion for the Interim Order and shall also provide to Acquiror on a timely basis copies of any court documents served on the Company or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to appeal the Final Order.

(c)           Subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, the Company shall, with the cooperation and assistance of Acquiror and subject to the terms of this Agreement, take all steps necessary or desirable to submit the Arrangement to the Court and to apply for the Final Order.

(d)           Upon issuance of the Final Order and subject to the conditions precedent in Article 7, each of the Parties shall execute and deliver such closing documents and instruments and forthwith proceed on the Effective Date to file the Final Order and such other documents as may be required to give effect to the Arrangement with the Registrar pursuant to Sections 292 and 294, if applicable, of the BCBCA, whereupon the transactions comprising the Arrangement shall occur and shall be deemed to have occurred in the order set out therein without any further act or formality.

2.2           Interim Order and Company Meeting.  The petition, notices of motion and related materials for the applications referred to in this section shall be in a form satisfactory to Acquiror, acting reasonably.  The application to the Court for the Interim Order, shall request that the Interim Order provide, among other things:

(a)           for the Persons to whom notice is to be provided in respect of the Arrangement for the Company Meeting and for the manner in which such notice is to be provided;

(b)           that the only securities of the Company for which holders shall be entitled to vote on the Arrangement Resolution at the Company Meeting shall be the Company Shares;

(c)           that the Company Shareholders shall be entitled to vote on the Arrangement Resolution with each Company Shareholder being entitled to one vote for each Company Share held by such holder;

(d)           that the requisite approval of the Company Shareholders for the Arrangement shall be two-thirds of the votes cast thereon by the Company Shareholders present in person or represented by proxy at the Company Meeting (the “Required Company Vote”);

(e)           for the grant of dissenters’ rights; and

(f)           for the notice requirements with respect to the application to the Court for the Final Order.

2.3           Effective Date.  The Arrangement shall become effective at the Effective Time on the Effective Date. The Parties shall use their reasonable commercial efforts to cause the Effective Date to occur on or prior to March 28, 2011 or as soon thereafter as reasonably practicable and in any event by March 31, 2011, or April 15, 2011, as contemplated by Section 6.20.

2.4           Closing.  Unless this Agreement is terminated pursuant to the provisions hereof, closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Fulbright & Jaworski, L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas  75063 at 9:00 a.m. (Vancouver, British Columbia time), as soon as practicable, and in any event not later than the third Business Day following the date on which the conditions to the Closing set forth in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived or at such other place, time and date as the Parties may agree in writing (the “Closing Date”).  Each of the Parties shall deliver to the other Party:

(a)           the documents required or contemplated to be delivered by it hereunder to complete the Arrangement and the other transactions contemplated hereby, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective on, the Effective Date and shall be held in escrow to be released upon the Arrangement becoming effective; and

(b)           written confirmation as to the satisfaction or waiver of all of the conditions in its favor contained in this Agreement.

2.5           Final Order.  Subject to the rights of termination contained in Article 8 hereof, upon the Company Shareholders approving the Arrangement in accordance with the Interim Order, the Parties obtaining the Final Order and the other conditions contained in Article 7 hereof being complied with or waived, the Parties shall on the Closing Date jointly file the Final Order with the Registrar together with such other documents as may be required in order to effect the Arrangement.

2.6           Management and Board of Directors.  Concurrently with the completion of the Arrangement (i) all of the directors of the Company at or prior to the Effective Time shall resign as directors of the Company effective as of the Effective Time and Gary C. Evans and Ronald D. Ormand shall become the directors of the Company, and (ii) the officers of the Company prior to the Effective Time shall resign as officers of the Company effective as of the Effective Time and the officers of the Company shall be as follows:

Name	Title
Gary C. Evans	Chief Executive Officer
James W. Denny	President
Ronald D. Ormand	Chief Financial Officer
Richard A. Farrell	Vice President
Paul M. Johnston	Secretary

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except with respect to any subsection of this Article 3, as disclosed in the identified subsection of the disclosure schedule delivered by the Company to Acquiror concurrently herewith (the “Company Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the Company Disclosure Schedule shall be deemed to be included in each other subsection of the Company Disclosure Schedule in which the relevance of such information thereto would be reasonably apparent on the face thereof), the Company hereby makes the representations and warranties set forth in this Article 3 to and in favor of Acquiror and acknowledges that Acquiror is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

3.1           Organization, Standing and Power; Subsidiaries.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of British Columbia, Canada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly registered, licensed or otherwise qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be so registered, licensed or otherwise qualified, other than in such other jurisdictions where the failure to be so registered, licensed or otherwise qualified and to be in such standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company Governing Documents, copies of which were previously provided to Acquiror by the Company, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)           Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of each direct and indirect Subsidiary of the Company with its (i) place of organization, (ii) the type of entity, and (iii) the nature and percentage of outstanding interests held by the Company, or any Subsidiary of the Company, in such entity.  Each Subsidiary of the Company is a corporation, limited liability company or partnership duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly registered, licensed or otherwise qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be so registered, licensed or otherwise qualified, other than in such jurisdictions where the failure to be so registered, licensed or otherwise qualified would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  All of the shares of capital stock or other equity interests of each of the Subsidiaries held by the Company or any of its Subsidiaries are fully paid and nonassessable and are owned by the Company or a Subsidiary of the Company free and clear of any Lien, except for Liens in favor of the lenders under the Company Credit Agreement.

3.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 100,000,000 Company Shares, and 5,000,000 shares of preferred stock, without par value (the “Company Preferred Stock”).  As of December 23, 2010 (the “Company Capitalization Date”), (i) 49,918,230 Company Shares were issued and outstanding, all of which are duly authorized, validly issued, fully-paid and nonassessable and free from preemptive rights, (ii) 21,100 Company Shares were held in the treasury of the Company, and (iii) no shares of Company Preferred Stock were issued and outstanding.  No Company Shares or Company Preferred Stock are reserved for issuance, other than 4,394,431 Company Shares reserved for issuance pursuant to Company Benefit Plans, 4,609,038 Company Shares reserved for issuance pursuant to Company Warrants (as defined below) and the variable number of Company Shares required to be reserved for issuance upon conversion of, and payments of principal with respect to, the 6% Amortizing Convertible Notes.  As of the Company Capitalization Date, there were (i) options exercisable for an aggregate of 635,000 Company Shares and having the exercise prices and expiration dates set forth in Section 3.2(a) of the Company Disclosure Schedule (the “Company Options”); (ii) warrants exercisable, subject to antidilution adjustments specifically provided for in such warrants, for an aggregate of 4,609,038 Company Shares and having the exercise prices and expiration dates set forth in Section 3.2(a) of the Company Disclosure Schedule (the “Company Warrants”); and (iii) 6% Amortizing Convertible Notes convertible into and payable as to principal in Company Shares at the variable rates determined thereunder by reference to market prices of the Company Shares.  Between the Company Capitalization Date and the date hereof, no Company Shares have been issued by the Company.  On December 14, 2010, the Company entered into agreements with the holders of the 6% Amortizing Convertible Notes that limit the holders’ conversion rights to an aggregate of up to 32,000,000 Company Shares from November 15, 2010 through the fifth trading day prior to any Company shareholder vote on a qualifying transaction (the “Conversion Period”), and the holders have agreed not to convert any portion of the 6% Amortizing Convertible Notes into Company Shares after the Conversion Period.  In connection with this Agreement, the Arrangement or the transaction contemplated hereby, no “Additional Shares” (as defined in Section 5(c) of the 6% Amortizing Convertible Notes) are required to be issued by the Company under Section 5(c) of the 6% Amortizing Convertible Notes.

(b)           Except for the 6% Amortizing Convertible Notes, no bonds, debentures, notes or other indebtedness or debt securities of the Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (“Voting Debt”) are outstanding.  Except as set forth above, no shares of capital stock or other voting securities of the Company are issued or outstanding.  Section 3.2(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all rights or obligations to purchase or redeem any Voting Debt, including the 6% Amortizing Convertible Notes, issued or unissued capital stock of the Company and its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant or sell any Voting Debt, shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for equity interests in, the Company or any of its Subsidiaries.  Other than the Company Options and Company Warrants, no other options or warrants to purchase Company Shares or any other equity based awards are outstanding.

(c)           From the Company Capitalization Date, the Company has not (i) issued or repurchased any Company Shares, Company Preferred Stock, Voting Debt or other equity securities of Company, other than the issuance of Company Shares (A) in payment of principal, and upon conversion at the default reset rate set forth in, the 6% Amortizing Convertible Notes, (B) upon the exercise of Company Options, and (C) upon the exercise of Company Warrants, in accordance with their respective terms, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity based awards under any of the Company Benefit Plans or otherwise.  All Company Shares subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights.

(d)           Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, there are no obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Voting Debt, Company Shares or any capital stock of any of the Subsidiaries of the Company or any securities representing the right to purchase or otherwise receive any Voting Debt, Company Shares or any capital stock of any of the Subsidiaries of the Company, make any investment (in the form of a loan, capital contribution or otherwise) in any of the Subsidiaries of the Company or any other Person, or pursuant to which the Company or any of its Subsidiaries is or could be required to register Company Shares, Voting Debt or other securities under the Securities Act of 1933, as amended (the “Securities Act”).  There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any Company Subsidiary is a party or by which any of them is bound with respect to the holding, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries.

(e)           All of the outstanding shares of capital stock and voting securities of each wholly-owned Company Subsidiary are owned, directly or indirectly, by the Company and are duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights, and those shares of capital stock and voting securities of each of the Subsidiaries of the Company owned by the Company, directly or indirectly, are free and clear of all Liens, other than Liens in favor of the lenders under the Company Credit Facility, and all other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  All of the shares of capital stock and voting securities of each other Company Subsidiary owned, directly or indirectly, by the Company (including all Drilling Partnerships) are duly authorized, validly issued, fully paid and nonassessable, except as set forth in Section 3.2(e) of the Company Disclosure Schedule, and free from preemptive rights, and those shares of capital stock and voting securities of each of the Subsidiaries of the Company owned by the Company, directly or indirectly, are free and clear of all Liens and all other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for restrictions on dispositions under the partnership agreements of the Drilling Partnerships.  Except as otherwise set forth in this Section 3.2 or in Section 3.2(a) and Section 3.2(b), of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(f)           Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person (other than Company Subsidiaries) or any direct or indirect equity or ownership interest in any other business.

(g)           The Company has not adopted (or taken any affirmative steps towards adopting or preparing) a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of common shares or a change in control of the Company.

3.3           Authority.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Arrangement to the adoption of this Agreement by the Required Company Vote, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Arrangement, have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Arrangement to the Required Company Vote.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Acquiror, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.  The Board of Directors of the Company has taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in any Applicable Law will not apply with respect to or as a result of the Arrangement, this Agreement, the Support Agreements and the transactions contemplated hereby and thereby.  The Required Company Vote is the only vote of the holders of any securities of the Company necessary in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement.

(b)           The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, consent, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, consent, cancellation, modification or acceleration, loss or creation, a “Violation”) pursuant to any provision of the Company Governing Documents or any governing documents of any Subsidiary of the Company, or (B) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c) below, and except as set forth on Section 3.3(b) of the Company Disclosure Schedule result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, any Company Benefit Plan or other agreement, obligation, instrument, permit, judgment, or Law applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

(c)           No consent, approval, Order or authorization of, or registration, declaration or filing with, any (i) Canadian, U.S., multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency; (ii) any subdivision, agent, commission, board or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing (each of the entities referenced in clauses (i), (ii) and (iii) above, a “Governmental Entity”), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the granting of the Interim Order and the Final Order by the Court, (B) the filing with the SEC of the Proxy Circular in definitive form related to the Company Meeting to be prepared in accordance with Regulation 14A promulgated by the SEC pursuant to the Exchange Act, and (C) such filings with and approvals of the NASDAQ Global Select Market (the “NASDAQ”) as may be required.

3.4           Regulatory Matters; Reports.

(a)           The Company has filed all reports, schedules, forms, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with (i) the SEC, (ii) NASDAQ, and (iii) the British Columbia Securities Commission and paid all fees and assessments due and payable in connection therewith.  No Governmental Entity has initiated since December 31, 2007 or has pending any Proceeding into the business, disclosures or operations of Company or any of its Subsidiaries.  Since December 31, 2007, no Governmental Entity has resolved any Proceeding into the business, disclosures or operations of Company or any of its Subsidiaries.  To the Knowledge of the Company, there is no unresolved or threatened criticism, comment, exception or stop order by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries.  Since December 31, 2007, there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries.

(b)           Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other Order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or that, upon consummation of the Arrangement and the other transactions contemplated by this Agreement, would restrict in any material respect the conduct of the business of Acquiror or any of its Subsidiaries), or that in any material manner relates to its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since December 31, 2007 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

(c)           An accurate, complete and correct copy of each (i) registration statement, prospectus, schedule, proxy statement, form, document and report filed with or furnished (other than on a supplement basis) to the SEC by the Company or any of its Subsidiaries since December 31, 2007 (together with the exhibits and other information incorporated therein, the “Company SEC Documents”), and (ii) communication mailed by the Company to its stockholders since December 31, 2007, can be accessed on www.sec.gov.  No such Company SEC Document or communication, at the time filed, furnished or communicated (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), all Company SEC Documents complied as to form in all material respects with the Regulations of the SEC with respect thereto.  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of SOX and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with SOX.

(d)           The Company has provided to Acquiror copies of all comment letters received by the Company from the SEC since December 31, 2007 relating to the Company SEC Documents, together with all written responses of the Company thereto.  There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(e)           One of the Company Reserve Reports was prepared by Wright & Company, Inc., an independent petroleum engineering firm, and all of the Company Reserve Reports were prepared in accordance with generally accepted petroleum engineering practices and, in the case of the U.S. report, all applicable rules of the SEC, including without limitation Securities Act Industry Guide 2, Rules 1201 through 1208, inclusive, of Regulation S-K and Rule 4.10(a) of Regulation S-X, and, in the case of the Canadian report, all applicable rules of Canada and British Columbia.  The proved reserves, the estimates of future net revenue and the present values thereof set forth in the Company Reserve Reports were accurate in all material respects as of the dates of such reports and, except for subsequently reported revisions and the production of Hydrocarbons since the date as of which such reports were prepared, remain accurate in all material respects.

3.5           Financial Statements.

(a)           Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Hall, Kistler & Company LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.5(b).  The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the Subsidiaries of the Company, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably like to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  These disclosures were made in writing by management to the Company’s auditors and audit committee, a copy of which has previously been provided to Acquiror by the Company.  There is no reason to believe that the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(c)           Since December 31, 2007, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(d)           The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407 (d)(5)(ii) of Regulation S-K.

(e)           The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or Persons performing similar functions.  The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such Persons, as required by Section 406(b) of SOX.  To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such Persons since the adoption thereof .

(f)           Since December 31, 2007, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer the Company.

3.6           Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 (the “Company Balance Sheet Date”) (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2010, or (iii) liabilities in connection with this Agreement and the transactions contemplated hereby.  Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Subsidiaries of the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)).

3.7           Compliance with Applicable Law; Permits.

(a)           The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws, and are not in material default or violation of, and have not received any notices of violation with respect to, any Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties.

(b)           The Company and its Subsidiaries (i) have obtained and hold all Permits, easements, consents, waivers and Orders that (A) are necessary to own, lease, hold, use or operate their properties, rights and other assets and to carry on their businesses as they are now being conducted, and (B) are necessary for the lawful conduct of their respective businesses, and (ii) have complied in all respects with, and are not in default or in violation in any respect of, any Laws or legal requirements applicable to the Company or any of its Subsidiaries, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Such Permits, easements, consents, waivers and Orders are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  The consummation of the Arrangement or any of the transactions contemplated herein would not cause any revocation, modification or cancellation of any such Permit, easement, consent, waiver and Order.

3.8           Legal Proceedings.  Neither the Company nor any of its Subsidiaries is a party to any, and there is no pending or, to the Knowledge of the Company, threatened, Proceeding of any nature against the Company or any of its Subsidiaries or to which any of their assets are subject that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is no Order or settlement agreement imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Arrangement and the other transactions contemplated by this Agreement, would apply to Acquiror or any of its Subsidiaries) having, or which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.9           Taxes.

(a)           The Company and its Subsidiaries have (i) timely filed (or there have been filed on their behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by them (giving effect to all extensions) on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (whether or not reflected on a Tax Return) for all periods ending through the date hereof.

(b)           There are no Liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for Liens for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP.

(c)           Neither the Company nor any of its Subsidiaries has made any change in accounting methods, received a ruling from any Tax Authority or signed an agreement with regard to Taxes likely to have a Company Material Adverse Effect.

(d)           No federal, state, local, or foreign Audits or other proceedings are presently pending with regard to any material Taxes or Tax Returns of the Company or its Subsidiaries and none of the Company or its Subsidiaries have received any written notice of any material proposed claim, audit or proceeding with respect to Taxes.

(e)           No Canadian federal income tax returns of the Company have been examined by the applicable Taxing Authorities.  The applicable statutes of limitation for the assessment of Taxes for periods ending prior to 2004 have expired.

(f)           There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes of the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(g)           Neither the Company nor any of its Subsidiaries, is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes that will remain in effect after the Closing Date (other than any such agreement between or among the Company and any of its Subsidiaries).

(h)           The Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the payment or withholding of Taxes and has, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the relevant Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, creditor, non-resident or any Third Party.

(i)           During the three-year period ending on the date hereof, neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(j)           Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or Section 301.6111-2(b)(2) or any corresponding provision of state, local or foreign Laws.

(k)           Neither the Company nor any of the Company Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company or a Subsidiary is or was the common parent); and (ii) neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of provincial, state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(l)           The Company Financial Statements reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements and neither the Company nor any of its Subsidiaries has incurred any material Taxes since the date of such statements other than in the ordinary course of business.

(m)           No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(n)           Neither the Company nor any of its Subsidiaries is now a party to or bound by any contract, agreement or other arrangement (whether or not written) that (a) requires the Company or any of its Subsidiaries to make any material Tax payment to or for the account of any other Person, (b) affords any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of its Subsidiaries, or (c) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its Subsidiaries from any other Person, other than payments made to the Company and its Subsidiaries in the ordinary course of business.

(o)           The aggregate tax pools of the Company and its Subsidiaries are not less than Canadian$23,812,205. For the purposes of this provision, “aggregate tax pools” means, in respect of the Company and its Subsidiaries, the total of the following balances for the taxation year ended December 31, 2009: undepreciated capital cost of all classes of depreciable property, cumulative Canadian exploration expense balance, cumulative Canadian development expense balance, cumulative Canadian oil and gas property expense balance, previously undeducted noncapital loss carry-forward balances for each year, cumulative eligible capital balance and previously undeducted financing expense balance for the purpose of paragraph 20(1)(e) of the Income Tax Act (Canada), as all such terms are defined for the purpose of the Income Tax Act (Canada).

(p)           The Company and its Subsidiaries have duly and timely collected or caused to be collected all amounts on account of sales or transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by Law to be collected by it and has duly and timely remitted to the applicable Governmental Entity any such amounts required by Law to be remitted by it.

(q)           The current paid-up capital (as defined in the Income Tax Act (Canada)) of the Company Shares is not less than Canadian$147,588,000.

(r)           Neither the Company nor any of its Subsidiaries has agreed to make or is required to make any material adjustments for any taxable year after the Closing Date under Section 481 of the Code.

(s)           There is no basis for any material amount of penalties and interest to be assessed by the Internal Revenue Service against the Company or any Subsidiary arising out of or in connection with the Drilling Partnerships.

3.10           Certain Agreements.

(a)           Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that is a “material contract” (within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed after January 1, 2010 and prior to the date hereof, (ii) that contains a non-compete or client or customer non-solicit requirement or other provision that restricts in any material respect the conduct of, or the manner of conducting, any line of business by the Company or any of its Subsidiaries, or upon consummation of the Arrangement and the other transactions contemplated by this Agreement could restrict in any material respect the ability of Acquiror, the Company or any of their respective Subsidiaries to engage in any line of business, (iii) that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any Third Party or containing “most favored nation” rights or upon consummation of the Arrangement and the other transactions contemplated by this Agreement will obligate Acquiror, the Company or any of their respective Subsidiaries to conduct business with any Third Party on an exclusive or preferential basis or pursuant to “most favored nation” rights, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any material business of the Company, (vi) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or guaranteeing indebtedness in excess of U.S.$200,000, (vii) that, individually or together with related Contracts, provides for the acquisition, disposition, license, use, distribution or outsourcing, after the date of this Agreement, of assets, services, rights or properties with a value or requiring annual fees in excess of U.S.$200,000, (viii) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of U.S.$200,000 in any twelve month period or more than U.S.$200,000 through the remaining term of the Contract, except for any Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or less, (ix) that includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of U.S.$200,000, (x) concerning Intellectual Property (other than generally commercially available, non-custom, off-the-shelf software licenses having a retail acquisition price of less than U.S.$200,000), (xi) which would prevent, delay or impede the consummation, or otherwise reduce in any material respect the contemplated benefits, of any of the transactions contemplated by this Agreement, including any poison pill or shareholder rights plan, (xii) with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving the payment of U.S.$200,000 or more in any 12 month period, (xiii) with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving any retention, severance or change of control payment, (xiv) constituting Derivative Agreements, (xv) constituting oil and gas operating agreements, (xvi) constituting gas purchase agreements, (xvii) constituting gas balancing agreements; oil, gas, and condensate purchase and sale agreements; joint venture agreements; exploration agreements; farmout agreements; farmin agreements; dry hole agreements; bottom hole agreements; acreage contribution agreements; area of mutual interest agreements; saltwater disposal agreements; servicing contracts; production purchase, gathering and processing agreements; third party contractor or supplier agreements; marketing agreements; seismic licenses and agreements; non-competition agreements and other contracts principally related to real property or oil and gas interests, (xviii) that contains a change of control provision which would be triggered by the Arrangement, or (xix) the loss of which would reasonably be expected to have a Company Material Adverse Effect.  Each Contract of the type described in this Section 3.10(a) is referred to herein as a “Material Contract.”  True and complete copies of all Material Contracts are listed as exhibits to the Company’s Annual Report on Form 10-K for the period ended December 31, 2009 filed and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the SEC or have been provided to Acquiror by the Company prior to the date hereof.

(b)           (i) Each Material Contract is valid and binding on the Company or any of the Company Subsidiaries, as applicable, enforceable against it in accordance with its terms and is in full force and effect, (ii) the Company or any of the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto has duly performed all obligations required to be performed by it under each Material Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, under any such Material Contract, except to the extent the failure of such representation in clause (i), (ii) or (iii) above, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  There are no disputes pending or to the Knowledge of the Company, threatened with respect to any Material Contract.

(c)           Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, there are no on-going renegotiations of, or attempts to renegotiate, any amounts paid or payable to the Company under any of the Material Contracts and no party has made written demand for such renegotiations.  Except as set forth on Schedule 3.8(c), there are no commissions due (or to become due) to any broker or other party as a result of the purchase or sale of Hydrocarbons under any of the Material Contracts.  Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, the Company has not, with respect to the Material Contracts: (i) become overproduced as to any Oil and Gas Interest so as to have a balancing obligation relative thereto, nor has it otherwise received any quantity of natural gas or liquids, condensate or crude oil to be paid for thereafter other than in the normal cycle of billing; or (ii) received prepayments, advance payments or loans which will require the performance of services or provision of natural gas or liquids, condensate or crude oil under such Material Contracts on or after the Closing Date without being currently paid therefor other than in the normal cycle of billing.  Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, the Company is not obligated, by virtue of prepayment arrangement, make up right under production sales contract containing a “take or pay” or similar provision, gas balancing agreement, production payment or any other arrangement to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Mineral Leases at some future time without then or thereafter receiving the full contract price therefor.  Except as set forth on Section 3.10(c) of the Company Disclosure Schedule or in any Material Contract, there is no call upon, option to purchase or similar right to obtain Hydrocarbons from the Mineral Leases in favor of any Person other than pursuant to renewal rights or automatic renewal provisions contained in existing contracts for the sale of Hydrocarbons.

3.11           Benefit Plans.

(a)           Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan.  A “Company Benefit Plan” is any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any multiemployer plan within the meaning of ERISA Section 3(37)) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive or deferred compensation plan, agreement, program, policy or other arrangement, whether qualified or nonqualified, written or unwritten, or subject to ERISA (all the foregoing being herein called “Benefit Plans”) (i) maintained, entered into or contributed to by the Company, any of its Subsidiaries, or any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (a “Company ERISA Affiliate”) under which any present or former employee, director, independent contractor or consultant of the Company or any of its Subsidiaries has any present or future right to benefits or (ii) under which the Company, any of its Subsidiaries, or any Company ERISA Affiliate has or could reasonably be expected to have any present or future liability.

(b)           With respect to each Company Benefit Plan, the Company has made available to Acquiror a current, correct and complete copy thereof, and (where applicable): (i) the related trust agreement or other funding instrument; (ii) the most recent determination letter or opinion letter, if applicable; (iii) the summary plan description (including any summaries of material modifications) and other written communications (or a description of any material oral communications) by the Company or its Subsidiaries to the participants and/or beneficiaries concerning the benefits provided thereunder; (iv) the insurance policies, certificates of coverage, and related documents; (v) for the four years preceding the date of this Agreement (A) the Annual Report (Form 5500 Series) and accompanying schedules, (B) audited financial statements, (C) actuarial valuation reports, and (D) all notices issued by the IRS, Department of Labor, or other governmental agency to the Company or any of its Subsidiaries; and (vi) all contracts with Third Party administrators, actuaries, investment managers, consultants, and other independent contractors.

(c)           With respect to the Company Benefit Plans, individually and in the aggregate, (i) no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other Applicable Law; (ii) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or to the Knowledge of the Company, threatened; and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agency is pending or to the Knowledge of the Company, threatened.

(d)           Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or any other document contemplated hereby, nor the consummation of the Arrangement or any other transaction contemplated hereby (either alone or upon the occurrence of any additional or subsequent events), will result in the acceleration or creation of any rights of any Person to benefits under any Company Benefit Plan (including, but not limited to, the acceleration of the vesting or exercisability of any stock options or similar equity-based compensation, the acceleration of the vesting of any restricted stock or similar equity-based compensation, the acceleration of the accrual or vesting of any benefits under any pension plan or the acceleration or creation of any rights under any employment, severance, parachute or change in control agreement).  Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, each Company Benefit Plan can be merged, amended or terminated, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits.

(e)           No liability under Title IV or section 302 of ERISA has been incurred by the Company or by any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any Company ERISA Affiliate of incurring any such liability.

(f)           No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code.  Neither the Company nor any other Company ERISA Affiliate participates or has participated in, or contributes or has contributed to a multi-employer plan within the meaning of ERISA Section 3(37)(A).  Neither the Company nor any other Company ERISA Affiliate sponsors or has sponsored, participates or has participated in, or contributes or has contributed to a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9). Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits, except as required to avoid an excise Tax under Code Section 4980B.  No Company Benefit Plan is a “multiemployer plan” within the meaning of ERISA Section 4001(a)(3).

(g)           All filings required by ERISA and the Code as to each Company Benefit Plan have been timely filed, and all notices and disclosures to participants, participant spouses and beneficiaries required by ERISA or the Code have been timely provided.

(h)           The Company has no formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee of the Company, or any spouse, dependent or beneficiary thereof.

(i)           The Company and each of its Subsidiaries have performed all of their obligations under all Company Benefit Plans and have made appropriate entries in their financial records and statements for all obligations and liabilities under the Company Benefit Plans that have accrued as of the date of this Agreement.  Each Company Benefit Plan is, in form and operation, in full compliance with ERISA, the Code, and other Applicable Laws.  No transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Code Section 4975(c) has occurred with respect to any Company Benefit Plan.

(j)           All contributions and payments made or accrued with respect to all Employee Benefit Plans are deductible under Code Section 162 or 404.  No amount, or any asset of any Employee Benefit Plan is subject to tax as unrelated business taxable income.

(k)           No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible by the Company or any of its Subsidiaries under Code Section 280G or 4999; nor will the Company or any of its Subsidiaries be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person.

(l)           Each Company Benefit Plan that provides for nonqualified deferred compensation within the meaning of Code Section 409A complies in form and operation with the requirements of Code Section 409A.

(m)           No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the jurisdiction of the United States.

3.12           Severance and Change of Control Agreements.  Section 3.12 of the Company Disclosure Schedule sets forth a true and complete list of (i) all severance agreements, change of control agreements, employment agreements, retention agreements, incentive plans or other similar plans or arrangements, together with all amendments thereto, between the Company or any of its Subsidiaries and any director, officer, employee or independent contractor of the Company or its Subsidiaries, and (ii) the amount payable under such agreement, plan or arrangement (including the name of the Person to whom such obligation  is owed, the amount of the obligation and the date or event on which such payment obligation may become due) in connection with (A) the consummation of the Arrangement and the transactions contemplated by this Agreement, (B) the termination of any such Person’s relationship with the Company or its Subsidiaries, or (C) the retention or continued employment of any such Person.

3.13           Absence of Certain Changes or Events.  Except in the case of the events reported on the Company’s Form 10-Q for the three month period ended September 30, 2010 filed with the SEC on November 9, 2010 and the Company’s Current Reports on Form 8-K, filed with the SEC on November 19, 2010 and December 15, 2010, and actions taken after the date hereof and permitted by Section 5.1, since September 30, 2010, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.  In addition, since September 30, 2010 and through the date of this Agreement, neither the Company nor any of its Subsidiaries has not taken any action that would, if such action were taken after the date of this Agreement, require the prior written consent of Acquiror pursuant to Section 5.1.

3.14           Board Approval.  The Company’s Board of Directors, by resolutions duly adopted on or prior to the date hereof, has (i) determined that this Agreement and the Arrangement are in the best interests of the Company and its shareholders, (ii) adopted a resolution approving this Agreement and declaring its advisability, (iii) recommended that the shareholders of the Company approve this Agreement and vote in favor of the Arrangement Resolution (the “Company Board Recommendation”) and directed that such matter be submitted to the Company Shareholders for consideration at the Company Meeting.

3.15           Intellectual Property.

(a)           Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property registrations and applications owned or licensed (other than under commercially available “off the shelf” licenses) by the Company and its Subsidiaries.  The Company and its Subsidiaries own or possess sufficient and legally enforceable licenses or other rights to use, any and all Intellectual Property necessary for the conduct of the business and operations of the Company and its Subsidiaries as currently conducted, and the Intellectual Property registrations and applications owned or licensed by the Company and its Subsidiaries are subsisting and unexpired and there are no claims challenging the validity or enforceability of the Intellectual Property owned by the Company or its Subsidiaries.

(b)           Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, conflict with or otherwise violate any Intellectual Property of any Person, and none of the Company or any of its Subsidiaries has received written notice (including cease and desist letters or invitations to take a patent or other Intellectual Property license) or has Knowledge of any such infringement, conflict or other violation and (ii) to the Company’s Knowledge no Person is infringing, conflicting or otherwise violating the Intellectual Property owned by the Company and its Subsidiaries.

(c)           Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have taken all commercially reasonable steps to protect and maintain (i) their confidential information and trade secrets; (ii) their sole ownership of material proprietary Intellectual Property and (iii) the security and integrity of their material systems and software.

3.16           Properties.  Except as set forth on Section 3.16 of the Company Disclosure Schedule, the Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the Company Financial Statements as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens of any nature whatsoever, except Company Permitted Liens, and (ii) is the lessee, farmee or assignee under Mineral Leases for all leasehold estates reflected in the Company Financial Statements or acquired after the date thereof (except for Mineral Leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased, farmed out or assigned thereunder, and each such Mineral Lease is valid without default thereunder by the lessee, farmee or assignee or, to the Company’s Knowledge, the lessor, farmor or assignor.

3.17           Environmental Matters.

(a)           (A) The Company and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all Permits, licenses, registrations and other governmental authorizations required under all applicable Canadian and U.S., foreign, federal, provincial, state and local Laws relating to contamination, pollution or protection of human health, natural resources or the environment (“Environmental Laws”) for the Company to conduct its operations (“Environmental Permits”), and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the Knowledge of the Company, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (B) the Company and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and the Company has no Knowledge of any pending or threatened Environmental Claim, (C) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to the Company or its Subsidiaries under Environmental Laws, (D) the Company and its Subsidiaries have not assumed, contractually, any liabilities or obligations under or relating to any Environmental Laws, and (E) the Company and its Subsidiaries have operated their respective businesses at all times and have generated, received, handled, used, stored, treated, shipped, recycled and disposed of all waste and contaminants in compliance with Environmental Laws.

(b)           The Company has not received notice of any proposed environmental or royalty policies or Laws which could have a material adverse effect on any oil and gas exploration, development or production operations of the Company, other than those that apply to the oil and gas industry generally.

3.18           Labor and Employment Matters.  Except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries are (i) a party to any policy, agreement, obligation, understanding or undertaking providing for severance, bonus, change of control or termination payments to any former or current director, officer, employee, independent contractor or consultant, as a result of the transactions contemplated by this Agreement or otherwise, (ii) is a party to or bound by any other policy, agreement, understanding or undertaking or requirements of Applicable Laws in respect of any employee, former employee, independent contractor or consultant, including any contract for the employment or statutorily required re-employment of any employee, (iii) is a party to or bound by, either directly or by operation of Applicable Law, any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement, or legally binding commitment to any labor union, trade union or employee organization in respect of or affecting employees or independent contractors nor is the Company or any Subsidiary subject to any union organization effort or (iv) is a party to any application, complaint or other Proceeding under any Applicable Law relating to employees or former employees nor is the Company or any of its Subsidiaries aware of any factual or legal basis on which such a Proceeding may be commenced.  There are no and there never have been any Canadian employees of the Company or any of its Subsidiaries.

3.19           Insurance.  Section 3.19 of the Company Disclosure Schedule describes the insurance policies of the Company and its Subsidiaries in effect on the date of the Agreement.  All insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law and having regard to the size of the Company and its operations.  Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a material breach or default, or permit termination or modification, of any material insurance policies.

3.20           Title to Oil and Gas Interests.

(a)           The Company, or one of its Subsidiaries, has good and marketable title, free of any Liens except the Company Permitted Liens, to the Oil and Gas Interests of the Company included or reflected in the Ownership Interests set forth on Section 3.20(a) of the Company Disclosure Schedule, such that, as to Net Revenue Interests and Working Interests, (i) the Company, or one of its Subsidiaries, is entitled to receive throughout the duration of the productive life of each Mineral Lease, Well or other Oil and Gas Interest, a Net Revenue Interest of not less than the Net Revenue Interest set forth on Section 3.20(a) of the Company Disclosure Schedule for such Mineral Lease, Well or other Oil and Gas Interest, and (ii) the Company, or one of its Subsidiaries, is entitled to receive throughout the duration of the productive life of each Mineral Lease, Well or other Oil and Gas Interest, a Working Interest of not greater than the Working Interest set forth on Section 3.20(a) of the Company Disclosure Schedule for such Mineral Lease, Well or other Oil and Gas Interest.

(b)           The Company or one of the Company’s Subsidiaries own all rights of way and surface damage agreements associated therewith that are currently used with and which are reasonably sufficient for the operation of the Company’s or its Subsidiary’s Oil and Gas Interests or the production, treatment, storage, sale or disposal of Hydrocarbons, water or other minerals or substances produced from the Mineral Leases, and all of same are assignable.

3.21           Oil and Gas Operations.  All Wells included in the Oil and Gas Interests of the Company and its Subsidiaries have been drilled and (if completed) completed, operated and produced (and if plugged and abandoned) plugged and abandoned, each and all in accordance with generally accepted oil and gas field practices and in compliance with applicable oil and gas joint operating agreements, leases and other contractual obligations, and Applicable Laws, rules and regulations.

3.22           Production Allowables and Production Penalties.  Except as would not have a Company Material Adverse Effect:

(a)           None of the Wells has been produced in excess of applicable production allowables imposed by any Laws or Governmental Entity and the Company has no Knowledge of any impending change in production allowables imposed by any Laws or Governmental Entity that may be applicable to any of the Wells in which it holds an interest, other than changes of general application in the jurisdiction in which such Wells are situated.

(b)           Neither the Company nor its Subsidiaries have received notice of any production penalty or similar production restriction of any nature imposed or to be imposed by any Governmental Entity, including gas-oil ratio, off-target and overproduction penalties imposed by any Governmental Entity that may be applicable, and, to the Company’s Knowledge, none of the Wells is subject to any such penalty or restriction.

3.23           Lease Provisions.  Section 3.23 of the Company Disclosure Schedule (i) sets forth a true and complete list of all of the Company’s Mineral Leases, and (ii) indicates those Mineral Leases that require the satisfaction of drilling commitments to maintain and perpetuate the Oil and Gas Interests of the Company or one of its Subsidiaries in the undeveloped acreage and or depths covered thereby (“Company Drilling Commitments”).  All of the Company’s Mineral Leases are valid, in force and effect and are maintained by their terms, whether within or beyond each such Mineral Lease’s term, subject to satisfaction of the Company Drilling Commitments for the current measuring period thereunder.  Section 3.20(a) of the Company Disclosure Schedule sets forth a true, correct and complete identification of the Mineral Leases, drilling units on the Mineral Leases and a list of the Wells located on the lands associated with and subject to the Mineral Leases (other than Wells having a present value of discounted future net revenues below Five Thousand Dollars ($5,000)), together with the Company’s (or its Subsidiary’s) Net Revenue Interest and Working Interest therein, expressed as a decimal in accordance with industry practice.  Except as set forth in Section 3.23 of the Company Disclosure Schedule, none of the Mineral Leases provide for payment of delay rentals or shut-in royalty payments in order to maintain the same in force and effect.  Except as set forth on Section 3.23 of the Company Disclosure Schedule, all rentals, royalties, overriding royalty interests and other payments due under each of the Mineral Leases have been timely and accurately paid, except amounts that are being held in suspense as a result of title issues in circumstances that do not provide any Third Party a right to terminate any such Mineral Lease.  Section 3.23 of the Company Disclosure Schedule lists the accrued suspense funds as of November 30, 2010.

3.24           Sale Contracts.  Except as set forth on Section 3.24 of the Company Disclosure Schedule and for (a) contracts governing the sale of oil or gas in the ordinary course which are terminable by the Company (or a Subsidiary of the Company) without penalty on sixty (60) or fewer days’ notice, or (b) the disposition in the ordinary course of equipment no longer suitable for or used in oil and gas field operations, there are no contracts, agreements or options to which the Company or any of its Subsidiaries are a party outstanding for the sale, exchange or transfer of any of the Company’s or its Subsidiaries’ interest in the Oil and Gas Interests or any portion thereof.

3.25           Drilling Partnerships.  Section 3.25 of the Company Disclosure Schedule sets forth a true and complete list of each joint venture or partnership in which the Company participates or holds an interest, or previously participated or held an interest (each a “Drilling Partnership”), together with a true and complete list of (i) the nature of the interest held by the Company in each Drilling Partnership, (ii) each joint venture, partnership, limited liability company or other operating agreement with respect to such Drilling Partnerships, and (iii) the name of each Drilling Partnership, date of formation, original capitalization, number of wells and payout status (% cash returned).  True and complete copies of all such agreements and all other material documents relating to the Drilling Partnerships have been provided to Acquiror by the Company prior to the date hereof.  Any securities directly or indirectly offered, promoted or sold by the Company or a Company Subsidiary in or with respect to the Drilling Partnerships have been offered pursuant to a valid exemption from registration under the Securities Act and all applicable blue sky Laws.  In connection with any such offerings, the Company or a Company Subsidiary provided appropriate disclosure materials to all potential investors in the Drilling Partnerships and such disclosure materials did not (i) contain any representation, warranty or information that was false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the information contained therein (in the light of the circumstances under which such information was provided) not false or misleading.  All equity and partnership interests in the Drilling Partnerships are duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights.  Except as otherwise set forth in Section 3.25 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued equity interest or other securities of any Drilling Partnership, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

3.26           Consents; Preferential Rights.

(a)           Except as set forth on Section 3.26(a) of the Company Disclosure Schedule, there are no preferential rights to purchase with respect to any of the Oil and Gas Interests owned by Company or one of its Subsidiaries that would be triggered by the Arrangement.

(b)           Except as set forth on Section 3.26(b) of the Company Disclosure Schedule, there are no consents, approvals or authorizations of any Person with respect to the transfer of any of the Oil and Gas Interests owned by the Company or one of its Subsidiaries that would be triggered by the Arrangement.

3.27           AFEs.  Except as set forth on Section 3.27 of the Company Disclosure Schedule, there are no outstanding calls or payments under authorities for expenditures for payments or other capital commitments relating to the Company’s or one of its Subsidiary’s Oil and Gas Interests which exceed U.S.$200,000 (net to Company’s or one of its Subsidiaries’ interest) and which are due or which the Company has committed to make which have not been made.

3.28           Imbalances.  Except as set forth on Section 3.28 of the Company Disclosure Schedule, there are no wellhead imbalances or other imbalances attributable to the Company’s or one of its Subsidiaries’ Oil and Gas Interests for which Acquiror would be responsible following the Effective Time.

3.29           Plugging and Abandonment.  Except as set forth on Section 3.29 of the Company Disclosure Schedule, there are no Wells located on the Mineral Leases that:

(a)           the Company or one of its Subsidiaries has received an order from any Governmental Entity requiring that such Well be plugged and abandoned;

(b)           were producing as of the date of this Agreement but between the date hereof and the Effective Time, will be shut-in and have been for more than five (5) days, or temporarily abandoned; provided, that the Company or one of its Subsidiaries may shut-in a Well for more than five (5) days following the tendering notice to Acquiror and if the Company or one of its Subsidiaries deems such shutting-in necessary and advisable as a reasonable and prudent operator, or as otherwise permitted under Section 5.1(a); or

(c)           have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Entity having jurisdiction over the Oil and Gas Interests.

3.30           No Expenses Owed and Delinquent.  No material expenses (including bills for labor, materials, supplies used or furnished for use in connection with the Company’s or one of its Subsidiaries’ Oil and Gas Interests) are owed and delinquent in payment by Company or one of its Subsidiaries.

3.31           Payout Balances.  Section 3.31 of the Company Disclosure Schedule contains a complete and accurate list of the status of any “payout” balance (net to the Company’s or one of its Subsidiaries’ interest), as of the dates shown in such Schedule, for each Mineral Lease or Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

3.32           Condition of Personalty.  Except as set forth on Section 3.32 of the Company Disclosure Schedule, all material fixtures, facilities and equipment that are reasonably necessary to conduct normal operations on the Company’s or one of its Subsidiaries’ Oil and Gas Interests have been maintained in accordance with standard industry practice and in a manner consistent with the past practices of Company, normal wear and tear excepted.

3.33           Revenues.  The Company or one of the Company’s Subsidiaries is receiving all revenues attributable to sales of production from Oil and Gas Interests owned by the Company or one of the Company’s Subsidiaries in the ordinary course of business without suspense.

3.34           Gold and Silver Mine Letter of Intent.  The Company has provided Acquiror with a true, correct and complete copy of the letter of intent dated October 5, 2010 by and between NGAS Production Co. and Infinity Gold Mining, Inc. executed with respect to the disposition of mineral interests in properties spanning 381 acres on Unga Island and Popof Island in the Aleutian Chain (the “Gold and Silver Mine Disposition”). Such letter of intent has not been amended, modified, supplemented or revised in any way since the date of its execution.  The Company has entered into no other contract, agreement or arrangement with respect to the Gold and Silver Mine Disposition.  The interests being transferred pursuant to the Gold and Silver Mine Disposition are the only gold and silver interests held by the Company or its Subsidiaries.

3.35           Non-Arm’s Length Transactions.  Neither the Company nor its Subsidiaries has entered into any transactions (including any acquisition or disposition of assets or the receipt or provision of any services) with a Person with whom it did not deal at arm’s length for purposes of Applicable Laws with respect to Taxes where such transactions were not for fair market value consideration and on arm’s length terms and conditions.

3.36           Opinion of Financial Advisor; Brokers.  The Company has received the opinion of KeyBanc Capital Markets Inc. (the “Company Financial Advisor”), dated as of the date hereof, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Transaction Consideration is fair, from a financial point of view, to the Company Shareholders.  As of the date hereof, such opinion has not been amended or rescinded.  The Company has furnished to Acquiror copies of all Contracts to which the Company or any Company Subsidiary and the Company Financial Advisor is a party pursuant to which the Company Financial Advisor would be entitled to any payment relating to the transactions contemplated by this Agreement.  Other than the Company Financial Advisor, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.37           Full Disclosure.  This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 7.2(a) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.38           Taxable Transaction.  The Company acknowledges that the Arrangement and the transactions contemplated by this Agreement may result in the Transaction Consideration payable to the Company Shareholders upon consummation of the Arrangement being taxable to such shareholders.

3.39           Central Bank Promissory Note.  Section 3.39 of the Company Disclosure Schedule sets forth all material terms of the promissory note issued June 8, 2009 by NGAS Production Co. to Central Bank & Trust Co. (the “CBT Note”), including without limitation, the amount outstanding as of the date of this Agreement, the payment terms, whether the CBT Note is collateralized and if so by what assets, and all outstanding personal guarantees securing the performance of the CBT Note.  The Company has provided to the Acquiror a copy of such CBT Note and all outstanding personal guarantees securing the performance of the CBT Note.

3.40           No Additional Representations.  Except for representations and warranties made by the Company in this Article 3 and as set forth in the certificate delivered by the Company to Acquiror pursuant to Section 7.2(a), neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by the Company in this Article 3 and as set forth in the certificate delivered by the Company to Acquiror pursuant to Section 7.2(a), written information presented to Acquiror or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of the Agreement or in the course of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except with respect to any subsection of this Article 4, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Acquiror to the Company concurrently herewith (the “Acquiror Disclosure Schedule”), Acquiror hereby makes the representations and warranties set forth in this Article 4 to and in favor of the Company and acknowledges that the Company is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

4.1           Organization, Standing and Power.

(a)           Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Acquiror has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.  The Certificate of Incorporation and Bylaws of Acquiror, copies of which were previously provided to the Company by Acquiror, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)           Each Subsidiary of Acquiror is a corporation, limited liability company or partnership duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly registered, licensed or otherwise qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be so registered, licensed or otherwise qualified, other than in such jurisdictions where the failure to be so registered, licensed or otherwise qualified would not, either individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.  All of the shares of capital stock or other equity interests of each of the Subsidiaries held by Acquiror any of its Subsidiaries are fully paid and nonassessable and are owned by Acquiror or a Subsidiary of Acquiror free and clear of any Lien, other than Liens under the Acquiror Credit Facility.

4.2           Capital Structure.

(a)           As of December 20, 2010, the authorized capital stock of Acquiror consists of (i) 10,000,000 shares of preferred stock, par value U.S.$.001 per share (the “Acquiror Preferred Stock”) and (ii) 150,000,000 shares of Acquiror Common Stock.  As of the date of this Agreement there are (i) 2,629,673 shares of Acquiror Preferred Stock issued and outstanding and no shares held in treasury; (ii) 71,150,446 shares of Acquiror Common Stock issued and outstanding and 914,952 shares of Acquiror Common Stock held in treasury; (iii) options and stock appreciation rights that could be exercisable for an aggregate of 12,790,907 shares of Acquiror Common Stock (the “Acquiror Options”); and (iv) warrants exercisable for an aggregate of 963,034 shares of Acquiror Common Stock (the “Acquiror Warrants”).  Except as set forth in Section 4.2 of the Acquiror Disclosure Schedule, as of December 20, 2010, no shares of Acquiror Common Stock or Acquiror Preferred Stock are reserved for issuance.

(b)           All outstanding shares of the Acquiror Common Stock or the Acquiror Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and are free from preemptive rights.

(c)           Acquiror has no Voting Debt outstanding.  Except as set forth above, no shares of capital stock or other voting securities of Acquiror are issued or outstanding on the date hereof.  Other than the Acquiror Options and the Acquiror Warrants, no other options or warrants to purchase Acquiror Common Stock or any other equity based awards are outstanding on the date hereof.

4.3           Authority.

(a)           Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the issuance of shares of Acquiror Common Stock in the Arrangement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror.  This Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b)           The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the certificate of incorporation or bylaws of Acquiror or any Subsidiary of Acquiror, or (B) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(c), result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan of Acquiror or other agreement, obligation, instrument, Permit, judgment or Law applicable to Acquiror or any Subsidiary of Acquiror or their respective properties or assets.

(c)           No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or any Subsidiary of Acquiror in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except for (A) the filing with the SEC of any filings required under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky Laws of various states in connection with the transactions contemplated by this Agreement, (C) the filing of an additional shares listing application or similar documents covering the Transaction Consideration with the Exchange, (D) the filing of a notice under the Investment Canada Act, (E) if required, the filing of a notice of change of corporate structure with the applicable Canadian securities commission and (F) if required, oil and gas related filings and consents that are customarily filed or obtained post-Closing.

4.4           SEC Documents.  Acquiror has filed all required reports, schedules, registration statements, financial statements and other documents with the SEC since December 31, 2009 (the “Acquiror SEC Documents”).  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Acquiror included in the Acquiror SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Acquiror and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.  There are no outstanding comments from the staff of the SEC with respect to any of the Acquiror SEC Documents.

4.5           Compliance with Applicable Laws and Reporting Requirements.

(a)           Acquiror and its Subsidiaries hold all Permits, exemptions, Orders and approvals of all Governmental Entities that (1) are necessary to own, lease, hold, use or operate their properties, rights and other assets and to carry on their businesses as they are now being conducted, and (2) are necessary for the lawful conduct of their respective businesses, (the “Acquiror Permits”), and Acquiror and its Subsidiaries are and have been in compliance with the terms of the Acquiror Permits and all Applicable Laws and regulations and their own privacy policies, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.  Such Acquiror Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of Acquiror, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  The consummation of the Arrangement or any of the transactions contemplated herein would not cause any revocation, modification or cancellation of any such Acquiror Permit.

(b)           The businesses of Acquiror and its Subsidiaries are not being and have not been conducted in violation of any Law (including SOX), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

4.6           Legal Proceedings.  There is no Proceeding in existence or pending or, to the Knowledge of Acquiror, threatened, against or affecting Acquiror or any Subsidiary of Acquiror or to which any of their assets are subject as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have an Acquiror Material Adverse Effect, nor is there any injunction, rule, award, settlement or Order of or subject to any Governmental Entity or arbitrator outstanding against Acquiror or any Subsidiary of Acquiror having, or which would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.  No investigation by any Governmental Entity with respect to Acquiror or any of its Subsidiaries is pending or to the Knowledge of Acquiror, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

4.7           Non-contravention.  Except as set forth in Section 4.7 of the Acquiror Disclosure Schedule, neither Acquiror nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding which would prevent, delay or impede the consummation, or otherwise reduce in any material respect the contemplated benefits, of any of the transactions contemplated by this Agreement.

4.8           Absence of Certain Changes or Events.  Except as disclosed in the Acquiror Disclosure Schedule, since September 30, 2010, there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquiror Material Adverse Effect.

4.9           No Shareholder Vote Required.   No vote or consent of the holders of any class or series or capital stock of Acquiror is required to approve this Agreement or the transactions contemplated hereby (including the Arrangement).

4.10           Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement except BMO Capital Markets, the fees of which are the responsibility of Acquiror.

4.11           Financing.  Acquiror has received a commitment letter from the Bank of Montreal for financing and has furnished a copy of such commitment letter to the Company.

4.12           Acquiror Common Stock.  The Acquiror Common Stock that may be issued by Acquiror in connection with payments described in Section 6.12 will be freely tradable, if the Final Order approving the Plan of Arrangement approves the issuance of the Acquiror Common Stock to certain officers and employees of the Company pursuant to Section 3.1(d) of the Plan of Arrangement.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Covenants of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Acquiror shall otherwise consent in writing:

(a)           Ordinary Course.  The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.  The Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into (including via any acquisition) any new line of business, (ii) make any material change to its or its Subsidiaries’ businesses, except as required by applicable legal requirements, (iii) enter into, terminate or fail to renew any material lease, contract, license or agreement, or make any change to any existing material leases, contracts, licenses or agreements other than in the ordinary course of business and consistent with past practice, (iv) make any capital expenditures, other than capital expenditures which, in the aggregate, do not exceed the sum of (A) 20% of all subscription proceeds received after the date hereof from the offering of interests in the “NGAS Partners 2010 A, Ltd.” Drilling Partnership and (B) U.S.$1,000,000, (v) pay any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to employees in the ordinary course of business in accordance with current compensation levels and practices, and in accordance with the bonuses set forth in Section 5.1(a) of Company Disclosure Schedule) for any reason, including as a result of the transactions contemplated by this Agreement, or (vi) enter into, or materially modify or terminate, any “swap agreement” (as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute), including, without limitation, any rate swap agreement, forward rate agreement, hedging agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement (each a “Derivative Agreement”).

(b)           Dividends; Changes in Stock.  Except for Company Shares issued as payment for principal and upon conversion at the default reset rate on the 6% Amortizing Convertible Notes, the Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly-owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)           Issuance of Securities.  The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of the Company Shares required to be issued upon the exercise, settlement, payment of principal or conversion at the default reset rate of the Company Options, Company Warrants and 6% Amortizing Convertible Notes, respectively, outstanding on the date hereof and in accordance with the respective terms thereof.  The Company shall make all payments of principal, if any are made, on the 6% Amortizing Convertible Notes in Company Shares and shall make no such payments in cash.

(d)           Governing Documents, Etc.  The Company shall not (i) amend or propose to amend the Company Governing Documents or, except as expressly permitted by this Agreement, enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any Person other than a wholly-owned Subsidiary of the Company, or (ii) otherwise take any action to exempt any Person (other than Acquiror or its Subsidiaries) or any action taken by any Person from any Takeover Statute or similarly restrictive provisions of the Company Governing Documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties unless in compliance with Section 6.8.

(e)           No Acquisitions.  The Company shall not, and shall not permit its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties.

(f)           No Dispositions.  Other than (i) sales of Hydrocarbon production of the Company and its Subsidiaries in the ordinary course of business or (ii) pursuant to the Contracts listed on Section 5.1(f) of the Company Disclosure Schedule, the Company shall not, and shall not permit its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its or their assets, rights or properties (including capital stock of its Subsidiaries, indebtedness of others held by the Company and its Subsidiaries or any rights held by the Company or its Subsidiaries to operate assets or properties).  For the avoidance of doubt, the Company shall not enter into any definitive agreement with respect to the Gold and Silver Mine Disposition unless and until such agreement has been approved by Acquiror.

(g)           Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long term indebtedness or issue or sell any long term debt securities or warrants or rights to acquire any long term debt securities of the Company or any of its Subsidiaries or guarantee any long term debt securities of others, other than (i) indebtedness of the Company’s Subsidiary to the Company or (ii) indebtedness in connection with any costs or expenditures permitted under this Agreement.

(h)           Press Releases.  The Company shall consult with Acquiror before issuing any press release or otherwise making any public statement regarding the Company or any of its Subsidiaries, or its or their business, properties or assets.

(i)           Other Actions.  The Company shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions precedent set forth in Article 7 not being satisfied or in a violation of any provision of this Agreement.

(j)           Accounting Methods; Tax Matters.  The Company shall not change its methods of accounting in effect as of the date hereof, except as required by GAAP and concurred to by the Company’s independent auditors.  The Company shall not (i) change its annual tax accounting period and (ii) make any tax election that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect or to have a material adverse effect on Acquiror or its Subsidiaries after the Effective Time.

(k)           Compensation and Benefit Plans.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except as required by Applicable Law or as provided in Section 6.12 of this Agreement, it will not: (i) enter into, adopt, amend, or terminate any Company Benefit Plan, (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any Company Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) increase in any manner the rate of compensation or amount of fringe benefits of any independent contractor or consultant or pay any benefit not required by any Company Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iv) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of an the applicable Company Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon (A) the occurrence of any of the transactions contemplated by this Agreement, (B) any change of control of the Company, (C) the termination or severance of such individual’s relationship with the Company, or (D) the retention or continued employment of any such individual, except as required pursuant to Section 6.12 of this Agreement, or (v) provide for the accelerated vesting or any other modification to any stock option, restricted stock, restricted stock unit, long-term incentive award or other performance-based or equity-based award upon the occurrence of any of the transactions contemplated by this Agreement, except as required pursuant to Section 6.12 of this Agreement.

(l)           No Liquidation.  Except pursuant to an internal reorganization, the Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m)           Litigation.  The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation other than settlements or compromises of litigation where the amount paid does not exceed U.S.$200,000.

(n)           No Amendment to Material Contracts or Restrictions on Business.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into, amend or otherwise modify or violate in any material respects the material terms of, or terminate, cancel or fail to renew, any Contract that is a Material Contract or would be a Material Contract if existing on the date of this Agreement, or waive, release, cancel, convey, encumber or otherwise assign any material rights or claim thereunder, or (ii) create, renew or amend any Contract containing (A) any material restriction on the ability of the Company to conduct its business as it is presently being conducted or (B) any material restriction on the ability of the Company to engage in any type of activity or business.

(o)           Notice of Company Meeting.  The Company shall provide notice to Acquiror of the Company Meeting and allow Acquiror’s representatives to attend such meeting.

(p)           Postponement of Company Meeting.  In the event that the Company provides a Notice of Superior Proposal on a date which is less than five Business Days prior to the Company Meeting, Acquiror shall be entitled to require the Company to adjourn or postpone the Company Meeting to a date that is not more than ten Business Days after the date of such notice.

(q)           Proxy Circular.  Subject to compliance by Acquiror with Section 6.1(a), the Company will ensure that the Proxy Circular complies, in all respects, with Applicable Canadian Securities Laws and any other Applicable Laws and shall include or incorporate by reference, without limitation the unanimous determination of the Company’s Board of Directors that the Arrangement is fair to Company Shareholders and is in the best interests of the Company and the Company Shareholders, and the unanimous recommendation of the Company’s Board of Directors that the Company Shareholders vote in favor of the Arrangement Resolution; provided that, notwithstanding the covenants of Company in this subsection, prior to the completion of the Arrangement, the Company’s Board of Directors may withdraw, modify or change the recommendation regarding the Arrangement if, in the opinion of the Company’s Board of Directors, acting reasonably, having received the advice of its outside legal counsel which is reflected in minutes of the meeting of the Company’s Board of Directors, such withdrawal, modification or change is required to act in a manner consistent with the fiduciary duties of the Company’s Board of Directors and, if applicable, provided the Company’s Board of Directors shall have complied with the provisions of Section 6.8.  Subject to the proviso in the immediately preceding sentence, the Company’s Board of Directors shall not take any action or make any statement that is inconsistent with the Company Board Recommendation.

(r)           Other Agreements.  The Company shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1.

5.2           Control of Company’s Business.  Nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.3           Advice of Changes; Government Filings.  The Company shall confer on a regular and frequent basis with Acquiror, and promptly advise Acquiror orally and in writing of any change or event of which the Company has Knowledge having, or which would reasonably be expected to have a Company Material Adverse Effect, or which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company contained herein.  The Company shall promptly advise Acquiror orally and in writing of any material deficiencies in the internal controls over financial reporting (as defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) of the Company identified by the Company or its auditors.  Each of the Company and Acquiror shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to Applicable Laws relating to the exchange of information, with respect to all the information relating to the other Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and as promptly as practicable.  Each Party hereto agrees that to the extent practicable it will consult with the other Party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all Third Parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Party reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1           Proxy Circular and Company Meeting.  As promptly as practicable following the execution of this Agreement and in compliance with the Interim Order and Applicable Laws:

(a)           As soon as is reasonably practicable after the date of execution of this Agreement, the Company will file, proceed with and diligently prosecute, and Acquiror shall assist with, an application for an Interim Order in accordance with Section 2.1 and Section 2.2;

(b)           The Company shall carry out such terms of the Interim Order as are required under the terms thereof to be carried out by the Company;

(c)           Acquiror shall prepare the Acquiror Information, in accordance with Applicable Canadian Securities Laws, for inclusion in the Proxy Circular, including any pro forma financial statements prepared in accordance with U.S. GAAP and Applicable Laws, as is reasonably requested by the Company or required by the Interim Order or Applicable Laws for inclusion in the Proxy Circular and provide the Acquiror Information to Company in a reasonably timely and expeditious manner.  Acquiror shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Proxy Circular;

(d)           As soon as practicable after the date hereof (but in no event later than twenty (20) Business Days after the date of this Agreement) and subject to Acquiror’s compliance with Section 6.1(c), the Company shall prepare, in consultation with Acquiror, and file the preliminary Proxy Circular (which shall be in a form and substance satisfactory to Acquiror, acting reasonably), together with any other documents required by Applicable Laws in connection with the Company Meeting, with the SEC and in all jurisdictions where the Proxy Circular is required to be filed and in the form and containing the information required by all Applicable Laws, including all applicable corporate and securities legislation and requirements;

(e)           Prior to the filing of the Proxy Circular (or any amendment or supplement thereto) with the SEC, and during the course of its preparation, the Company shall provide Acquiror and its legal and other advisors with reasonable opportunity to review and comment on it and the Company shall include in such document any comments reasonably proposed by Acquiror and its counsel;

(f)           The Company shall (i) as promptly as practicable after receipt thereof, provide Acquiror and its counsel with copies of any written comments, and advise Acquiror and its counsel of any oral comments, with respect to the Proxy Circular (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Acquiror and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) include in the Company’s written response to such comments any comments reasonably proposed by Acquiror and its counsel, and (iv) provide Acquiror and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC;

(g)           Without limiting the generality of the foregoing, the Company shall ensure that the Proxy Circular does not contain any misrepresentations or any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to the Acquiror Information);

(h)           Acquiror shall ensure that the Acquiror Information does not contain any misrepresentations or any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made;

(i)           The Company and the Acquiror shall each promptly notify each other if at any time before the Effective Date either becomes aware that the Proxy Circular contains a misrepresentation, or that otherwise requires an amendment or supplement to the Proxy Circular and the Parties shall cooperate in the preparation of any amendment or supplement to the Proxy Circular as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Proxy Circular to Company Shareholders and, if required by the Court or Applicable Laws, file the same with any Governmental Entity and as otherwise required;

(j)           As soon as practicable after the filing of the definitive Proxy Circular with the SEC, the Company shall mail to the Company Shareholders and such other securityholders of Company or other Third Parties as may be required pursuant to the Interim Order and Applicable Laws, the Proxy Circular (but in no event prior to the clearance of the Proxy Circular by the SEC or later than three (3) Business Days following clearance of the Proxy Circular by the SEC) and all other proxy materials for the Company Meeting, and if necessary in order to comply with applicable securities laws, after the Proxy Circular shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.  The Company shall cause the Proxy Circular to be mailed in all jurisdictions where the same is required to be mailed;

(k)           The Company shall (i) convene and hold the Company Meeting as soon as practicable, and shall use its reasonable commercial efforts to do so by March 28, 2011 or such later date that may be mutually agreed upon with Acquiror, as provided in the Interim Order, (ii) solicit proxies to be voted at the Company Meeting in favour of the Arrangement, and (iii) not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Meeting without the prior written consent of Acquiror, except as required for quorum purposes (in which case the Company Meeting shall be adjourned and not cancelled) or by Applicable Law or by a Governmental Entity;

(l)           The Company’s Board of Directors shall include the Company Board Recommendation in the Proxy Circular and shall not (x) withdraw or modify in any manner adverse to Acquiror, the Company Board Recommendation or (y) publicly propose to, or publicly announce that the Company’s Board of Directors has resolved to, take any such action (any of the foregoing, a “Change in Company Board Recommendation”), except as and to the extent expressly permitted by Sections 5.1(q) and 6.8.  Notwithstanding any Change in Company Board Recommendation, unless earlier terminated in accordance with Section 8.1, this Agreement shall be submitted to the Company Shareholders at the Company Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation;

(m)           The Company shall provide notice to Acquiror of the Company Meeting and allow representatives of Acquiror to attend the Company Meeting;

(n)           The Company shall conduct the Company Meeting in accordance with the Interim Order, the BCBCA, the Company Governing Documents and as otherwise required by Applicable Laws; and

(o)           The Company shall take all such actions as may be required under the BCBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

6.2           Amendments.  In a timely and expeditious manner, the Company shall prepare, (in consultation with Acquiror), and file any mutually agreed (or as otherwise required by Applicable Laws) amendments or supplements to the Proxy Circular (which amendments or supplements shall be in a form satisfactory to Acquiror, acting reasonably) with respect to the Company Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all Applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all Applicable Laws on the date of the mailing thereof.

6.3           Final Order.  Subject to the approval of the Arrangement at the Company Meeting in accordance with the provisions of the Interim Order, the Company shall file, proceed with and diligently prosecute an application for the Final Order, which application shall be in a form and substance satisfactory to the Parties, acting reasonably.

6.4           Filing to Effect Arrangement.  The Company shall carry out the terms of the Interim Order and the Final Order and, following the issue of the Final Order and the satisfaction, fulfillment or waiver of the conditions in favor of the Company and Acquiror set forth herein, at a time and on a date to be agreed by Acquiror and the Company, file the Final Order and other documents with the Registrar in order for the Arrangement to become effective.

6.5           Copy of Documents.  Except for proxies and other non-substantive communications, the Company shall furnish promptly to Acquiror a copy of each notice, report, schedule or other document or communication delivered, filed or received by the Company in connection with this Agreement, the Arrangement, the Interim Order or the Company Meeting or any other meeting at which all the Company Shareholders are entitled to attend, any filings made under any applicable Law and any dealings or communications with any Governmental Entity or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

6.6           Access to Information; Confidentiality.

(a)           Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the duly authorized representatives of Acquiror, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and, during such period, the Company shall (and shall cause each of its Subsidiaries to) make available to Acquiror such information concerning its business, properties and personnel as Acquiror may reasonably request.

(b)           The Parties will hold any information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality Agreement between the Parties dated June 30, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(c)           No such investigation by Acquiror shall affect the representations and warranties of the Company.

6.7           Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Arrangement and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals and all other consents, waivers, Orders, approvals, Permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Third Party or any Governmental Entity in order to consummate the Arrangement or any of the other transactions contemplated by this Agreement.

(b)           Each of Acquiror and the Company shall, in connection with the efforts referenced in Section 6.7(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party challenging the Arrangement, (ii) promptly inform the other Party of the status of any of the matters contemplated hereby, including providing the other Party with a copy of any written communication (or summary of oral communications) received by such Party from, or given by such Party to, any Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any Proceeding by a private party challenging the Arrangement, in each case regarding any of the transactions contemplated hereby, and (iii) to the extent practicable, consult with each other in advance of any meeting or conference with any such Governmental Entity or, in connection with any Proceeding by a private party challenging the Arrangement, with any such other Person, and to the extent permitted by any such Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c)           In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.7, if (i) any objections are asserted with respect to the transactions contemplated hereby under any Law, (ii) any administrative or judicial action or Proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Arrangement or the other transactions contemplated hereby as violative of any Law or which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Arrangement or the other transactions contemplated hereby, or (iii) any Law is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Arrangement or the other transactions contemplated hereby illegal or would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Arrangement or the other transactions contemplated hereby, then each of the Company and Acquiror shall use its reasonable best efforts to resolve any such objections, actions or Proceedings so as to permit the consummation of the transactions contemplated by this Agreement.

(d)           In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.7, but subject to first complying with the obligations of Section 6.7(c), if any of the events specified in Section 6.7(c)(ii) or (iii) occurs, then each of Acquiror and the Company shall cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such administrative or judicial action or Proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation, or otherwise materially reduces the contemplated benefits, of the Arrangement or the other transactions contemplated by this Agreement and to have such Law repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Acquiror and the Company shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or Proceedings.

(e)           Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.7 shall limit a Party’s right to terminate this Agreement pursuant to Sections 8.1(b) or 8.1(c) so long as such Party has otherwise complied with its obligations under this Section 6.7 prior to such termination.

(f)           Each of the Company and Acquiror and their respective Boards of Directors shall, if any Takeover Statute becomes applicable to this Agreement, the Arrangement, or any other transactions contemplated hereby, use its reasonable best efforts to ensure that the Arrangement and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Statute on this Agreement, the Arrangement and the other transactions contemplated hereby.

6.8           No Solicitation.

(a)           The Company shall not, directly or indirectly, through any of its officers or directors or any employee, representative or agent of the Company or any of its Subsidiaries (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) acting, directly or indirectly, at the direction of any officer or director of the Company, (i) initiate, solicit, or knowingly encourage inquiries or proposals with respect to an Acquisition Proposal other than from Acquiror, (ii) engage in any discussions or negotiations concerning, or provide any confidential information or data to any Third Party in connection with an Acquisition Proposal (except to notify such Person as to the existence of the provisions of this Section 6.8), or knowingly take any other action with the purpose or intention of facilitating any other inquiries or the making of any proposal that constitutes, or that reasonably may be expected to lead to, any Acquisition Proposal, or (iii) except as permitted by Section 6.8(g) below, enter into any agreement (other than a confidentiality agreement permitted by Section 6.8(b) below) with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal.  Neither the Company nor the Company’s Board of Directors shall approve or take any action to render inapplicable to any Acquisition Proposal any Takeover Statutes or any restrictive provision or any applicable anti-takeover provision in the Company Governing Documents.

(b)           Notwithstanding the foregoing, prior to the Effective Date, the Company may, in response to an unsolicited Acquisition Proposal received by the Company which did not result from a breach of this Section 6.8, furnish information to, or enter into discussions or negotiations with, or waive any standstill with, any Person that has made an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) such Acquisition Proposal, if consummated, would constitute a Superior Proposal or the Company’s Board of Directors, after consulting with the Company’s outside legal advisors, determines in good faith that such Acquisition Proposal, after furnishing such information and entering into such discussions or negotiations, could reasonably be expected to result in a Superior Proposal, (B) the Company and its Subsidiaries are otherwise in compliance with this Section 6.8 (including, prior to furnishing such information to, or entering into discussions or negotiations with, such Person, by providing written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person), (C) prior to furnishing such information, the Company receives from such Person an executed confidentiality agreement with terms substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such Person from making an Acquisition Proposal, acquiring the Company or taking any other related action); provided, however, that the Company may enter into discussions or negotiations solely with respect to entering into such confidentiality agreement without breaching this Section 6.8, and (D) the Company keeps Acquiror informed, on a reasonably current basis, of the status of any such discussions or negotiations as provided above.  In the event that the Company provides any information to such Person that the Company has not previously provided to Acquiror, the Company shall promptly provide such information to Acquiror.  The Company shall notify Acquiror within twenty-four (24) hours after the receipt of any unsolicited Acquisition Proposal, and the Company shall not disclose any of the terms of the Seminole Letter of Intent, the Seminole Agreements, or any of the proposed arrangements among Acquiror, the Company and Seminole to any Person in connection with the furnishing of information pursuant to this Section 6.8(b), an Acquisition Proposal or otherwise.

(c)           The Company shall promptly (and, in any event, within one Business Day) (i) notify Acquiror of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Acquisition Proposal, the material terms and conditions of any proposal, discussion, negotiation or inquiry that it may receive and the identity of the Person making such proposal or inquiry, and any modification of or amendment thereto and (ii) provide Acquiror a copy of any such proposal or inquiry and any modification of or amendment thereto.  The Company will keep Acquiror reasonably apprised of any related developments, discussions, and negotiations.

(d)           Except as provided herein, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquiror) conducted heretofore with respect to any Acquisition Proposal.

(e)           Nothing contained in this Section 6.8 shall prohibit the Company or the Company’s Board of Directors from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company’s Board of Directors, after consultation with outside counsel, failure to make such disclosure would be inconsistent with Applicable Law.

(f)           Except as set forth in this Section 6.8(f), neither the Company’s Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (ii) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Acquisition Proposal or (iii) in connection with an Acquisition Proposal withdraw or modify in a manner adverse to Acquiror, or publicly propose to withdraw or modify in a manner adverse to Acquiror, the Company Board Recommendation.  Notwithstanding the foregoing provisions of this Section 6.8(f), the Company’s Board of Directors may, at any time, make a Change in Company Board Recommendation (i) if the Company’s Board of Directors receives a Superior Proposal, and has concluded in good faith, after consultation with the Company’s outside legal advisors, that in light of the Superior Proposal the failure of the Company’s Board of Directors to effect a Change in Company Board Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations under Applicable Law; or (ii) in response to any material event, development, circumstance, occurrence or change in circumstances or facts not related to an Acquisition Proposal that was not known to the Board of Directors or senior management of the Company on the date hereof, that would have a material highly favorable impact on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of the Company and its Subsidiaries taken as a whole (an “Intervening Event”), and the Company’s Board of Directors has concluded in good faith, after consultation with the Company’s outside legal advisors, that in light of the Intervening Event, the failure of the Company’s Board of Directors to effect a Change in Company Board Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations under Applicable Law; provided, however, that the following shall not constitute an Intervening Event: changes in the financial or securities markets or general economic or political conditions in the world, general conditions in the industry in which the Company and its Subsidiaries operates, any change in the price of oil or natural gas, discovery of successful wells, or any oil and gas discovery.

(g)           At any time prior to the Effective Date, the Company may, in response to a Superior Proposal that did not result from a breach of this Section 6.8, terminate this Agreement by written notice to Acquiror and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.8(g), and any purported termination pursuant to Section 6.8(g) shall be void and of no force or effect, unless, the Company shall have complied with all the provisions of this Section 6.8, including the notification provisions in this Section 6.8(g), and with all applicable requirements of Section 8.2(b) (including the payment of the Damages Fee in accordance therewith) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant hereto: (1) until after the fourth Business Day following actual receipt by Acquiror of written notice from the Company advising Acquiror that the Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and attaching the most current versions of the definitive agreement, all exhibits and other attachments thereto and agreements (such as shareholder agreements) ancillary thereto to effect such Superior Proposal, and identifying the Person making such Superior Proposal (a “Notice of Superior Proposal”) and stating that the Company’s Board of Directors intends to cause the Company to exercise its right to terminate this Agreement pursuant hereto (it being understood and agreed that, prior to any termination pursuant to this Section 6.8(g) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new four Business Day period with respect to such Modified Superior Proposal) and (2) unless either (A) on or before the expiration of the five Business Day period following the actual receipt by Acquiror of any Notice of Superior Proposal, Acquiror does not make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal (a “Matching Agreement”) in response to such Superior Proposal or (B) following receipt of a Matching Agreement within the five Business Day period, the Company’s Board of Directors (or any duly constituted committee thereof) concludes in good faith, after consultation with the Company’s outside legal advisors and after taking into consideration the Matching Agreement, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal.

(h)           Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from (1) complying with Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the 1934 Act or any analogous Canadian laws, (2) disclosing factual information regarding the business, financial condition or results of operations of Acquiror or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Circular or otherwise, to the extent that Company or the Company’s Board of Directors in good faith determines that such information, facts, identity or terms is required to be disclosed under Applicable Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under Applicable Law or (3) from making any required disclosure to the Company’s Shareholders if the Company’s Board of Directors determines in good faith, after consultation with outside counsel, that such action is necessary for the Company’s Board of Directors to comply with its fiduciary duties under Applicable Law; provided, however, that any statement or disclosure made by or on behalf of the Company’s Board of Directors (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be a Change in Company Board Recommendation unless it is accompanied by a statement of the Company’s Board of Directors expressly reaffirming the Company Board Recommendation in connection with such statement or disclosure.

(i)           “Acquisition Proposal” means any inquiry, proposal or offer whether in writing or otherwise, with respect to (a) any purchase of an equity interest (including by means of a tender or exchange offer) representing more than 20% of the voting power in the Company or any of its Subsidiaries, (b) a merger, plan of arrangement, takeover bid, amalgamation, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries or (c) any purchase of assets, businesses, securities or ownership interests (including the securities of any Subsidiary of the Company) representing more than 20% of the consolidated assets of the Company and its Subsidiaries.

(j)           For purposes of this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a Third Party which the Company’s Board of Directors concludes in good faith, after receipt of a written fairness opinion of an independent financial advisor, and after consultation with the Company’s outside legal counsel, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the shareholders of the Company from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Acquiror in response to such Acquisition Proposal) and (ii) is fully financed or the Company’s Board of Directors has received a commitment letter that such Acquisition Proposal will be fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.8(h), except that (i) the reference to “more than 20%” in clause (a) of the definition of “Acquisition Proposal” shall be deemed to be a reference to “all,” (ii) the reference to “more than 20%” in clause (c) of the definition of “Acquisition Proposal” shall be deemed to be a reference to “substantially all,” and (iii) “Acquisition Proposal” shall only be deemed to refer to a transaction involving the Company.

6.9           Fees and Expenses.  Whether or not the Arrangement is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2.

6.10           Indemnification.

(a)           From and after the Effective Time, Acquiror shall, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (each an “Indemnified Party”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Proceeding based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer or employee of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Governing Documents.

(b)           The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors, administrators and other representatives (collectively, “Third Party Beneficiaries”) and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  Acquiror shall hold the rights and benefits of this Section 6.10 in trust for and on behalf of the Third Party Beneficiaries and Acquiror hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries.

(c)           Prior to the Effective Time and conditioned on the occurrence of the Closing, Acquiror shall purchase a director and officer “tail” policy in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Party currently covered by the Company’s officers’ and directors’ liability insurance policy for six (6) years after the Effective Time on terms with respect to coverage and amount generally comparable to those of such policy in effect on the date hereof; provided, however, that the aggregate total premium shall not exceed $275,000 and that Acquiror shall have the right to select the insurance broker for, and make all arrangements relating to, such coverage.

6.11           Public Announcements.  Except in respect of any announcement required by Applicable Law or by obligations pursuant to any listing agreement with or rules of the Exchange or the NASDAQ in which it is impracticable to consult with each other, Acquiror and the Company shall consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.  In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Circular in accordance with the provisions of Section 6.1 or as otherwise permitted under Section 5.2, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed.

6.12           Amendments to Severance and Change of Control Agreements.  Subject to the further provisions of this Section 6.12, the Company shall take all necessary actions in order to validly amend, effective as of and subject to the Closing, any applicable retention agreements, severance agreements, change of control agreements, employment agreements, incentive plans and other similar plans and arrangements, including without limitation those agreements that have been listed on Section 3.12 of the Company Disclosure Schedule (including obtaining any necessary consents or signature counterparts to amendments from any director, officer, employee or independent contractor party to any such agreement, plan or arrangement) such that (i) the aggregate payments made since December 1, 2010 or to be made within five (5) years after the date of this Agreement (or any longer period within which an actual change or control payment is required to be made) to all of the directors, officers, employees and independent contractors of the Company and any of its Subsidiaries pursuant to any such agreements, plans or arrangements in connection with (A) the occurrence of any of the transactions contemplated by this Agreement, (B) any change of control of the Company, (C) the termination or severance of such individual’s relationship with the Company, or (D) the retention or continued employment of any such individual, and (ii) the aggregate amount, if any, of the forgiveness of any of the Company’s outstanding loans made to its executive officers (such amounts that have been forgiven shall be set forth on Section 6.12 of the Company’s Disclosure Schedule), shall not exceed U.S.$5,000,000.  The amount of any payments made pursuant to Section 3.12(i) will be paid in shares of Acquiror Common Stock or in cash or in any combination thereof, as determined by Acquiror in its sole discretion, except that the payment of up to $705,000 in the aggregate to those employees listed under (and in the amounts specified as “Cash Settled Agreement” on Section 6.12 of the Company Disclosure Schedule, will be paid in cash.  The Company shall not make any amendment to any retention agreement, severance agreement, change of control agreement, employment agreement, incentive plan or other similar plan or arrangement without Acquiror’s prior written approval of the form and substance of such amendment; provided that the Company's Board of Directors may, at its discretion, make amendments to such agreements solely to allocate the severance dollar amounts to comply with the U.S.$5,000,000 cap, in the form of amendment that is reasonably acceptable to Acquiror.  Within thirty (30) days after the execution of this Agreement, the Company will furnish to Acquiror a list of how the Company will allocate the severance dollar amounts in compliance with the U.S.$5,000,000 cap.  Notwithstanding the foregoing, if the shares of Acquiror Common Stock are not registered and are restricted securities under the Securities Act, at least $150,000 (after withholding taxes) of the payments made pursuant to Section 3.12(i) for each of Mr. William S. Daugherty and Mr. William G. Barr III shall be paid in cash in equal installments over a six-month time period.

6.13           Compliance with 409A.  The Company shall take all necessary action to amend or modify each Company Benefit Plan that (a) provides for nonqualified deferred compensation within the meaning of Code Section 409A and (b) is not in compliance with Code Section 409A, so as to ensure that such Company Benefit Plan complies in form and operation with the requirements of Code Section 409A; provided that the Company shall not make any amendment to any Company Benefit Plan without Acquiror’s prior written approval of the form and substance of such amendment.

6.14           Delaware Continuance.  Prior to the Effective Time, the Company shall cooperate with Acquiror to prepare and finalize (subject only to the completion of the Arrangement) all documentation required in connection with the continuance and reincorporation of the Company into the State of Delaware immediately following the Effective Time, including applying for, proceeding with and diligently prosecuting any necessary consents and approvals from Governmental Entities or other Third Parties.  Notwithstanding the foregoing, the Parties acknowledge that the Company Shareholders shall not be asked to vote on the reincorporation of the Company into Delaware in the Proxy Circular or at the Company Meeting.

6.15           Employee Benefits.

(a)           For a period of one (1) year following the Effective Time, Acquiror agrees that, subject to any transition period of not more than ninety (90) days and subject to any applicable plan provisions, contractual requirements or Applicable Law, all employees of the Company who continue employment with Acquiror after the Effective Time (“Continuing Employees”) shall be eligible to participate in Acquiror’s benefit plans, to substantially the same extent as, and not more favorably than, similarly situated employees of Acquiror.

(b)           Acquiror shall, to the extent permitted by Acquiror benefits plans, (i) waive, or shall cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan in which any Continuing Employee is eligible to participate following the Closing to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Closing under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Closing with the Company and any of its Subsidiaries for purposes of eligibility to participate and vesting (and, in respect of vacation benefits, determination of level of benefits) to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Closing (excluding severance benefits which the Parties agree shall be covered pursuant to Section 6.12); provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service, provided further, that the foregoing shall not apply to the extent the consent of any third party is required, if Acquiror has used its commercially reasonable efforts to obtain the consent of such third party and such third party has denied their consent or providing such benefits would cause Acquiror to incur significant additional costs.

6.16           Company Options and Warrants.  The Company shall take all necessary action in order to ensure that any Company Warrants and Company Options that are not exercised and remain outstanding as of the Effective Time will entitle the holder thereof to acquire shares of Acquiror Common Stock in accordance with the terms contained in the Company Warrants and Company Options, provided that, in lieu of the number of Company Shares otherwise issuable upon the exercise thereof, the holder shall be entitled to receive the number of shares of Acquiror Common Stock which the holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Company Shares to which such holder was theretofore entitled upon such exercise, and to the extent provided for in the terms of the Company Option or Company Warrant, there shall be a corresponding proportionate adjustment of the exercise price of any such Company Option or Company Warrant; provided, further, that, to the extent that the Company has the right to terminate or cancel any Company Options or Company Warrants for no consideration pursuant to and in accordance to the respective terms thereof, the Company shall take all necessary action to terminate or cancel such Company Options and Company Warrants.

6.17           Opinion of Financial Advisor; Brokers.  The Company shall provide to Acquiror a copy of the written opinion of the Company Financial Advisor that states that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Transaction Consideration is fair, from a financial point of view, to the Company Shareholders, as soon as practicable after the opinion becomes available to the Company.

6.18           Preferential Rights.

(a)           To the extent the transactions contemplated hereby trigger any preferential rights to purchase, consents, approvals or authorizations with respect to any of the Oil and Gas Interests owned by the Company or one of its Subsidiaries, the Company or one of its applicable Subsidiaries shall use commercially reasonable efforts to secure waivers of such preferential rights or to obtain any such consents, approvals or authorizations.

(b)           Within forty-five (45) days after the execution of this Agreement, the Company will furnish to Acquiror a list of all preferential rights to purchase, consents, approvals or authorizations with respect to any of the Oil and Gas Interests owned by the Company or one of its Subsidiaries.

6.19           Seminole Agreements.  The Company and its Subsidiaries shall enter into the Seminole Agreements, in form and substance reasonably acceptable to Acquiror, as contemplated by the Seminole Letter of Intent.  The Company has furnished true and correct copies of all existing agreements with Seminole, including any amendments or modifications thereof, and the Company and its Subsidiaries will not change, modify, or amend any of the existing agreements with Seminole without the prior written consent of Acquiror, except as provided in the immediately preceding sentence.

6.20           Bank Extension.  The Company shall use commercially reasonable best efforts to extend the deadlines set forth in the Bank Waiver, including but not limited to the deadlines in Section 2 and Section 5.2 of the Bank Waiver, from March 31, 2011 to April 15, 2011.

6.21           Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall take all such necessary action.

ARTICLE 7

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Effect the Arrangement.  The respective obligation of each of the Parties to effect the Arrangement shall be subject to the satisfaction of the following conditions on or prior to the Effective Date or such other date specified:

(a)           Interim Order.  The Interim Order shall have been granted in form and substance satisfactory to each of Acquiror and the Company, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to Acquiror and the Company, acting reasonably, on appeal or otherwise.

(b)           Arrangement Resolution.  The Arrangement Resolution shall have been approved by the Company Shareholders in accordance with the Interim Order, the BCBCA and the requirements of any applicable regulatory authority, and in form and substance satisfactory to the Acquiror and the Company acting reasonably.

(c)           Final Order.  The Final Order shall have been granted in form and substance satisfactory to Acquiror and the Company, acting reasonably.

(d)           Effective Date.  The Effective Date shall be on or before March 31, 2011, or April 15, 2011, as contemplated by Section 6.20.

(e)           Exchange Listing.  The shares of Acquiror Common Stock to be issued under the Arrangement shall have been authorized for listing on the Exchange, subject to official notice of issuance.

(f)           Requisite Regulatory Approvals.  The authorizations, consents, Orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from a Governmental Entity set forth in Section 7.1(f) of the Acquiror Disclosure Schedule shall have been filed, have occurred or been obtained (all such authorizations, Orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(g)           No Injunctions or Restraints; Illegality.  No temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Arrangement shall be in effect.

(h)           Burdensome Condition.  There shall not be (i) any action taken, or any Law enacted, entered, enforced or deemed applicable to the Arrangement or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the Arrangement or the transactions contemplated by this Agreement, which, in either case:

(i)           makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein; or

(ii)           results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein.

The foregoing conditions are for the mutual benefit of the Company and Acquiror and may be asserted or waived by the Company and Acquiror (with respect to such Party) in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Company and Acquiror may have.

7.2           Conditions to Obligations of Acquiror.  The obligation of Acquiror to effect the Arrangement is subject to the satisfaction of the following conditions on or prior to the Effective Date or such other date specified:

(a)           Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except for such failures of representations and warranties to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or Company Material Adverse Effect) that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Acquiror shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time, and Acquiror shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to such effect.

(c)           Proxy Circular.  The Company shall have mailed the Proxy Circular and other documentation required in connection with the Company Meeting to the Company Shareholders no later than three (3) Business Days following clearance of the Proxy Circular by the SEC.

(d)           Dissent Rights.  Holders of not greater than five percent (5%) of the outstanding Company Shares shall have validly exercised rights of dissent in respect of the Arrangement that have not been withdrawn as of the Effective Time.

(e)           Mutual Releases and Resignations.  Executed mutual releases and resignations in a form acceptable to Acquiror acting reasonably shall have been received by Acquiror on or prior to the Effective Time from each director and officer of the Company or its Subsidiaries who, as a consequence of the Arrangement, is no longer a director or officer of the Company or its Subsidiaries.

(f)           No Convertible Securities.  Acquiror shall be satisfied, acting reasonably, that there will be no options, warrants or other rights (including any Company Options, Company Warrants or 6% Amortizing Convertible Notes) requiring the issuance of any securities of the Company or its Subsidiaries or any securities convertible into, or exchangeable for, or otherwise evidencing a right to acquire any securities of the Company or its Subsidiaries after giving effect to the Arrangement.

(g)           Resolutions.  The Company shall have furnished Acquiror with:

(i)           certified copies of the resolutions duly passed by the Company’s Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby; and

(ii)           certified copies of the resolutions of the Company Shareholders duly passed at the Company Meeting, approving the Arrangement Resolution.

(h)           No Litigation.  Other than a Proceeding brought by a Company Shareholder (including on such holder’s own behalf or on behalf of the Company), no Proceeding shall be pending or threatened: (i) challenging or seeking to restrain or prohibit the consummation of the Arrangement or the other transactions contemplated by this Agreement; (ii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (iii) which would materially and adversely affect the right of the Company to own the assets or operate the business of the Company; or (iv) seeking to compel Acquiror or the Company or any of their respective Subsidiaries to dispose of or hold separate any material assets as a result of the Arrangement or the other transactions contemplated by this Agreement.

(i)           Burdensome Condition with Respect to Acquiror.  There shall not be (i) any action taken, or any Law enacted, entered, enforced or deemed applicable to the Arrangement or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the Arrangement or the transactions contemplated by this Agreement, which, in either case, imposes any term, condition, obligation or restriction upon Acquiror or its Subsidiaries which, individually or the aggregate, would reasonably be expected to have an Acquiror Material Adverse Effect after the Effective Time.

(j)           Severance and Change of Control Benefits.  The Company shall have complied with Section 6.12.

(k)           Seminole Agreements.  The Seminole Agreements, in form and substance reasonably acceptable to Acquiror, as contemplated by the Seminole Letter of Intent, shall have been entered into, executed and delivered to Acquiror by the Company, its Subsidiaries, and Seminole.

(l)           Non-Compete.  William S. Daugherty and William G. Barr III shall have agreed not to compete with the Company in the Southern Appalachian Basin for a period of six (6) months following the Closing Date.

(m)           Resignation of Directors and Officers.  The Company shall obtain and deliver to Acquiror on the Closing Date, to be effective as of the Effective Time, duly signed resignations of all of the officers and directors of the Company and, as requested by Acquiror, all officers and directors of each of the Company’s Subsidiaries, and the directors of the Company after the Effective Time shall be Gary C. Evans and Ronald D. Ormand.

(n)           Opinion of Financial Advisor; Brokers.  The Acquiror shall have received a copy of the written opinion of the Company Financial Advisor referenced in Section 3.36 and such written opinion shall not have been amended or rescinded.

(o)           Forbearance under the Company Credit Agreement.  The Acquiror shall have received a copy of the Bank Waiver (or any amendments, waivers, or modifications thereto thereto) whereby the lenders under the Company Credit Agreement have agreed to forbear from exercising any rights or remedies with respect to any breach or default by the Company under the Company Credit Agreement, and such waiver shall not have been amended or rescinded.

(p)           6% Amortizing Convertible Notes.  Since November 15, 2010, no more than 32,000,000 Company Shares have been or will be issued to the holders of the 6% Amortizing Convertible Notes.

(q)           Material Adverse Change.  From and after the date hereof and prior to the Effective Time, no event, circumstance, fact or change shall have occurred that, individually or in the aggregate, has had, or is reasonably expected to have, a Company Material Adverse Effect.

The conditions in this Section 7.2 are for the exclusive benefit of Acquiror and may be asserted or waived by Acquiror in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Acquiror may have.

7.3           Conditions to Obligations of the Company.  The obligation of the Company to effect the Arrangement is subject to the satisfaction of the following conditions on or prior to the Effective Date or such other date specified:

(a)           Representations and Warranties.  Each of the representations and warranties of Acquiror set forth in this Agreement shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except for such failures of representations and warranties to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or Acquiror Material Adverse Effect) that do not have, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Acquiror by an authorized executive officer of Acquiror to such effect.

(b)           Performance of Obligations of Acquiror.  Acquiror shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Acquiror by an authorized executive officer of Acquiror to such effect.

(c)           Resolutions.  Acquiror shall have furnished the Company with certified copies of the resolutions duly passed by the Board of Directors of Acquiror approving this Agreement and the consummation of the transactions contemplated hereby.

(d)           6% Amortizing Convertible Notes.  Acquiror shall have paid in full any unconverted principal amount of the 6% Amortizing Convertible Notes at a price in cash equal to 125% of the sum of such unconverted principal amount plus accrued and unpaid interest and late charges due through the date of payment.

(e)           Company Credit Agreement.  Acquiror shall enable and cause the Company, concurrently with the Closing, to pay in full all amounts owed by NGAS Production Co. under the Company Credit Agreement or have made other arrangements that are satisfactory to the lenders under the Company Credit Agreement.

(f)           Certain Obligations Satisfied.  All outstanding personal guarantees securing the performance of the CBT Note shall have been released.

(g)           Material Adverse Change.  From and after the date hereof and prior to the Effective Time, no event, circumstance, fact or change shall have occurred that, individually or in the aggregate, has had, or is reasonably expected to have, an Acquiror Material Adverse Effect.

The conditions in this Section 7.3 are for the exclusive benefit of the Company and may be asserted or waived by the Company  in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Company  may have.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after the Court grants an Interim Order or Final Order or the Required Company Vote has been obtained:

(a)           by mutual consent of Acquiror and the Company in a written instrument;

(b)           by either Acquiror or the Company, upon written notice to the other Party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied granting of such Requisite Regulatory Approval and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an Order or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Arrangement, and such injunction, Order or ruling or other action has become final and non-appealable; provided, however, that (i) the Party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such injunction, Order or ruling and (ii) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.7 or any other provision of this Agreement has been the cause of, or resulted in, the denial of the Requisite Regulatory Approval or such Order, ruling or other action;

(c)           by either Acquiror or the Company, upon written notice to the other Party, if the Arrangement shall not have been consummated on or before March 31, 2011, or April 15, 2011, as contemplated by Section 6.20; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d)           by either Acquiror or the Company, if the Required Company Vote has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Company Meeting (or any adjournment or postponement thereof); provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if any of the shareholders party to a Support Agreement shall have breached any of their obligations thereunder, and either Party shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if such Party’s failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the required vote upon a final vote taken at the Company Meeting;

(e)           by Acquiror, upon written notice to the Company, if:

(i)           (A) the Company Board fails to make or has withdrawn or changed the Company Board Recommendation in any manner adverse to Acquiror, (B) the Company shall have entered into any agreement with respect to any Acquisition Proposal, or (C) the Company Board shall have resolved to do any of the foregoing or publicly announced its intention to do any of the foregoing;

(ii)           a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to the Company Shareholders or to the Company and not publicly withdrawn and the Company Shareholders do not approve the Arrangement as required in the Interim Order or the Arrangement is not submitted for their approval;

(iii)           the Company accepts, recommends, approves or enters into an agreement to implement a Superior Proposal, or publicly announces its intention to do any of the foregoing;

(iv)           the Company has breached any of the covenants and agreements set forth in Section 6.8; or

(v)           any of the Company or its Subsidiaries has voluntarily filed a bankruptcy petition or initiated insolvency proceedings, or involuntary bankruptcy proceedings or insolvency proceedings have been brought against the Company or any of its Subsidiaries.

(f)           by the Company in accordance with the terms and conditions of Section 6.8(g); and

(g)           if any of the conditions precedent set forth in Sections 7.1, 7.2 or 7.3 hereof shall have not been satisfied or waived by the Party or Parties for whose benefit such condition is provided on or before the date required for the performance thereof, by the Party for whose benefit the condition precedent is provided upon written notice to the other Party.  Such notice shall specify in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent.

8.2           Effect of Termination.

(a)           In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Acquiror or the Company, except with respect to Section 6.6 (Access to Information; Confidentiality), Section 6.9 (Fees and Expenses), this Section 8.2 (Effect of Termination), and Article 9 (General Provisions), which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

(b)           If at any time after the execution of this Agreement and prior to its termination:

(i)           the Board of Directors fails to make or has withdrawn or changed the Company Board Recommendation referred to in Section 3.14 in a manner adverse to Acquiror or shall have resolved to do so or publicly announced its intention to do so prior to the Effective Date;

(ii)           prior to the termination of this Agreement, a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to the Company Shareholders or to the Company and not publicly withdrawn and the Company Shareholders do not approve the Arrangement as required in the Interim Order or the Arrangement is not submitted for their approval, and (whether prior to or following the termination of this Agreement) such Acquisition Proposal, an amended version thereof or any other Acquisition Proposal relating to the Company is consummated within twelve (12) months of the date the first Acquisition Proposal is publicly announced, proposed, offered or made (provided that for purposes of this Section 8.2(b)(ii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to reference “50%” for an arrangement, amalgamation, merger or stock acquisition and “50%” for an assets acquisition);

(iii)           the Company accepts, recommends, approves or enters into an agreement to implement a Superior Proposal, or publicly announces its intention to do any of the foregoing; or

(iv)           the Company is in breach of its covenants in Section 6.8, and the Company fails to cure such breach within five (5) Business Days after receipt of written notice thereof from Acquiror (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond March 31, 2011, or April 15, 2011, as contemplated by Section 6.20), then in the event of the termination of this Agreement pursuant to Section 8.1, the Company shall pay to Acquiror in immediately available funds to an account designated by Acquiror on the later of the date of termination of this Agreement or within ten (10) Business Days after the first to occur of the events described above, and after such event but prior to payment of such amount, the Company shall be deemed to hold such funds in trust for Acquiror, U.S.$4,000,000 (the “Damages Fee”).

(c)           If at any time after the execution of this Agreement and prior to its termination, (i) the Required Company Vote has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Company Meeting (or any adjournment or postponement thereof), and (ii) none of the circumstances in Section 8.2(b) exist, then in the event of the termination of this Agreement pursuant to Section 8.1, the Company shall pay to Acquiror its reasonable, properly documented expenses incurred in connection with this Agreement and the proposed Arrangement and related matters, including without limitation attorneys’ fees and expenses (the “Transaction Expenses”), in immediately available funds to an account designated by Acquiror within ten (10) Business Days after the occurrence of the event described above, and after such event but prior to payment of such amount, the Company shall be deemed to hold the Transaction Expenses in trust for Acquiror; provided, however, that the Transaction Expenses shall not exceed the amount of the Damages Fee.

(d)           Each of the Parties acknowledges and agrees that the payment amounts set out in Section 8.2(b) and Section 8.2(c) includes a payment of liquidated damages which is a genuine pre-estimate of the damages that Acquiror will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and is not a penalty. The Company irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive.  For greater certainty, each of the Parties agrees that the payment of the applicable amounts pursuant to Section 8.2(b) or Section 8.2(c), as applicable, is the sole monetary remedy of Acquiror for the occurrence of events or circumstances covered by Section 8.2(b) or Section 8.2(c), provided however, that this limitation shall not apply in the event of fraud or willful breach of this Agreement by the Company.  Furthermore, nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting bond or security in connection therewith or to pursue other judicial remedies for breaches of the provisions of this Agreement other than those covered by Section 8.2(b) or Section 8.2(c).

8.3           Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

8.4           Amendment to the Plan of Arrangement.  The Parties may agree to amend the Plan of Arrangement as set forth in Article 6 of the Plan of Arrangement.

8.5           Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by Applicable Law, (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.  No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE 9

GENERAL PROVISIONS

9.1           Non-survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for Section 6.10 and those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)           if to Acquiror, to

Magnum Hunter Resources Corporation
777 Post Oak Blvd, Suite 910
Houston, Texas 77056
Attention:  Paul M. Johnston,
Senior Vice President and General Counsel
Facsimile No.: (832) 369-6992
Email Address:  pjohnston@magnumhunterresources.com

with copies (which shall not constitute notice) to

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
Facsimile No.:  (214) 855-8200
Attention:   David E. Morrison

(b)           if to the Company, to

NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509-1844
Attention:   William G. Barr, III
                        Vice President
Facsimile No.:  (859) 263-4228

with a copy (which shall not constitute notice) to

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention:   Thomas Ivey
Facsimile No:   (650) 470-4570

9.3           Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the Party to whom such information is to be made available.  The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement.  The word “or” shall be inclusive and not exclusive.  Any pronoun shall include the corresponding masculine, feminine and neuter forms.  An “affiliate” of, or a Person “affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

9.4           Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and this Agreement shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart.

9.5           Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 6.10 (which is intended for the benefit of only the Persons specified therein), is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder. Neither this Agreement nor any other document delivered in connection with this Agreement shall create or be deemed to create or permit any personal liability or obligation on the part of any officer or director of either Party or any of their Subsidiaries, absent any act of fraud.

9.6           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, except with respect to the provisions regarding the mechanics and consummation of the Arrangement, which shall be governed by the laws of the Province of British Columbia.

9.7           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Arrangement that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8           Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.9           Submission to Jurisdiction.  Each Party hereto irrevocably submits to the jurisdiction of the courts located in Delaware, for the purposes of any suit, action or other Proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party hereto agrees to commence any Proceeding relating hereto only in the courts in Delaware.  Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in any court in Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Each Party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other Proceeding by the mailing of copies thereof by mail to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.9 shall affect the right of any Party to serve legal process in any other manner permitted by law.  The consent to jurisdiction set forth in this Section 9.9 shall not constitute a general consent to service of process in Delaware and shall have no effect for any purpose except as provided in this Section.  The Parties hereto agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

9.10           Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section 9.9 above, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

ACQUIROR:

MAGNUM HUNTER RESOURCES CORPORATION

By:  /s/ Ronald D. Ormand
Name: Ronald D. Ormand
Title:   Executive Vice President and
            Chief Financial Officer

COMPANY:

NGAS RESOURCES, INC.

By:        /s/ William S. Daugherty
Name:   William S. Daugherty
Title:     President & CEO

[Signature Page to Arrangement Agreement]